Exhibit 10.3

ATLANTA

OFFICE LEASE AGREEMENT

TABLE OF CONTENTS

BASIC LEASE INFORMATION

Paragraph

1.	PREMISES AND PROPERTY
2.	USE
3.	TERM AND POSSESSION
4.	RENT
5.	COMPLIANCE WITH LAWS
6.	ALTERATIONS
7.	REPAIR
8.	LIENS
9.	ASSIGNMENT AND SUBLETTING
10.	INSURANCE AND INDEMNIFICATION
11.	WAIVER OF SUBROGATION
12.	SERVICES AND UTILITIES
13.	ESTOPPEL CERTIFICATE
14.	HOLDING OVER
15.	SUBORDINATION
16.	RULES AND REGULATIONS
17.	ENTRY BY LANDLORD
18.	INSOLVENCY OR BANKRUPTCY
19.	DEFAULT
20.	DAMAGE BY FIRE, ETC.
21.	CONDEMNATION
22.	SALE BY LANDLORD
23.	RIGHT OF LANDLORD TO PERFORM
24.	SURRENDER OF PREMISES
25.	WAIVER
26.	NOTICES
27.	RENTAL ADJUSTMENT
28.	CERTAIN RIGHTS RESERVED TO THE LANDLORD
29.	ABANDONMENT
30.	SUCCESSORS AND ASSIGNS
31.	ATTORNEY’S FEES
32.	SECURITY DEPOSIT
33.	FINANCIAL STATEMENTS
34.	TENANT AUTHORITY
35.	MORTGAGEE AND GROUND LESSOR APPROVALS
36.	MISCELLANEOUS
37.	LANDLORD’S LIEN
38.	QUIET ENJOYMENT
39.	LANDLORD’S LIABILITY
40.	NO ESTATE
41.	SUBSTITUTION OF PREMISES
42.	LEASE EFFECTIVE DATE
43.	HAZARDOUS MATERIALS
44.	FIRST MONTH’S RENT
45.	BROKERS

EXHIBIT “A” - RULES AND REGULATIONS
EXHIBIT “B” - TYPICAL LEVEL FLOOR PLAN
EXHIBIT “C” - OFFICE LEASE IMPROVEMENT AGREEMENT
EXHIBIT “D” - TENANT LEASE ESTOPPEL CERTIFICATE
EXHIBIT “E” - GENERAL CLEANING SPECIFICATIONS
EXHIBIT “F” - LEASE GUARANTY

EXHIBIT “G” - LEGAL DESCRIPTION OF PROPERTY

EXHIBIT “H” - INSURANCE

EXHIBIT “I” - SPECIAL STIPULATIONS

EXHIBIT “J” - ARBITRATION
EXHIBIT “K” – FORM OF SNDA

Initial: Landlord

Initial: Tenant

BASIC LEASE INFORMATION

	LEASE DATE:	29th day of June, 2004
	LANDLORD:	GERMANIA PROPERTY INVESTORS XXXIV, L.P., a Georgia limited partnership

	ADDRESS OF LANDLORD:	GERMANIA PROPERTY INVESTORS XXXIV, L.P. c/o Childress Klein Properties 300 Galleria Parkway, Suite 600 Atlanta, GA 30339

	TENANT:	Neenah Paper, Inc., a Delaware corporation

ADDRESS OF TENANT:

Prior to the Commencement Date:
Neenah Paper, Inc.
C/o General Counsel
221 Roswell Street, Suite 100
Alpharetta, GA 30004
Phone: 678-566-4995
Fax: 678-566-0464

Following the Commencement Date:
At the Premises
C/o General Counsel

FEDERAL TAX ID NUMBER:

	CONTACT:	Steven S. Heinrichs

	TELEPHONE:	678-566-6794

Paragraph 1	PREMISES:	On the sixth (6th) floor of the Preston Ridge III office building as outlined in red on Exhibit “B” hereto. The rentable area of the Premises for purposes of this Lease is 26,285 square feet.

	BUILDING:	Preston Ridge III, 3460 Preston Ridge Road, Alpharetta, Georgia 30302. The rentable area of the Building is 151,647 square feet.

	PROPERTY:	The land on which the Building is to be erected, per the legal description of the Property attached hereto as Exhibit “G”.

Paragraph 2	USE:	General office use only.

Paragraph 3	COMMENCEMENT DATE	September 15, 2004 (as the date may be extended pursuant to Section 3 herein)

Paragraph 3	LEASE TERM:	One hundred twenty (120) months commencing on the Commencement Date as specified above.

Paragraph 4	RENT:

Initially, Rent shall be payable at the rate of Forty-Three Thousand Eight Hundred Eight and 33/100ths Dollars ($43,808.33) per month.  Said monthly Rent consists of Net Rent and the Expense Stop Rent.  The initial Net Rent is $13.00 per rentable square foot per year or Twenty Eight Thousand Four Hundred Seventy Five and 42/100ths Dollars ($28,475.42) per month.  The initial Expense Stop Rent is $7.00 per rentable square foot per year or Fifteen Thousand Three Hundred Thirty-two and 91/100ths Dollars  ($15,332.91)  per month.  The Net Rent shall be adjusted in accordance with the Net Rent schedule set forth below.  The Expense Stop Rent shall be adjusted in accordance with Paragraph 27 of the Lease.

Net Rent Schedule:

Time Period	Net Rent PSF per annum	Monthly Net Rent	Annual Net Rent
Commencement Date – 12th full month	$13.00	$28,475.42	$341,705.00
13 – 24	$13.33	$29,187.30	$350,247.63
25 – 36	$13.66	$29,916.98	$359,003.82
37 – 48	$14.00	$30,664.91	$367,978.91
49 – 60	$14.35	$31,431.53	$377,178.38
61 – 72	$14.71	$32,217.32	$386,607.84
73 – 84	$15.08	$33,022.75	$396,273.04
85 – 96	$15.45	$33,848.32	$406,179.87
97 – 108	$15.84	$34,694.53	$416,334.36
109 – 120	$16.24	$35,561.89	$426,742.72

Paragraph 27	PRO RATA SHARE

17.33%, which percentage is defined as a ratio, the numerator of which is the number of square feet of rentable area contained in the Premises (26,285) and the denominator of which is the number of square feet of rentable area contained in the Building (151,647) subject to increase or decrease due to an increase or decrease of the rentable square footage of either the Building or the Premises.  Tenant’s Pro Rata Share shall be adjusted for partial years at the beginning and end of the term.

Paragraph 32	SECURITY DEPOSIT:	Zero and No/100ths Dollars ($0.00)

Paragraph 45	BROKERS:	CK-Suburban Atlanta Brokerage, LLC, on behalf of Landlord. Carter & Associates, LLC, on behalf of Tenant

Exhibit G	GUARANTY:

“Guaranty” shall mean the Guaranty of certain obligations of Lessee hereunder in the form of Exhibit “G” hereto (the “Guaranty”) given by Kimberly – Clark Corporation (the “Guarantor”) and bearing even date herewith.

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Lease.  Each reference in this Lease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information.  In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

LEASE

THIS LEASE made as of this 29th day of  June, 2004, between GERMANIA PROPERTY INVESTORS XXXIV, L.P., a Georgia Limited Partnership (hereinafter called “Landlord”) and NEENAH PAPER, INC., a Delaware corporation (hereinafter called “Tenant”).

W I T N E S S E T H :

1.                                      PREMISES AND PROPERTY

Landlord hereby demises and leases to Tenant and Tenant hereby accepts and leases from Landlord those premises (hereinafter called “Premises”) outlined in red on Exhibit “B” attached hereto, made a part hereof, and specified in the Basic Lease Information, being a portion of a multi-story office building (the “Building”) constructed or being constructed on a parcel of land (the “Property”) located as described in the Basic Lease Information.  Tenant shall have the nonexclusive right to use those parts of the Property devoted to access and parking and shall have the non-exclusive right to use those areas devoted to lobbies, elevators, stairs and similar facilities provided for the common use or benefit of tenants generally and/or the public (excluding, however, any restricted elevator lobbies dedicated to full floor tenants.  The Landlord represents and warrants, to the best of Landlord’s knowledge, as of the date of this Lease, (i) all of the Building Standard mechanical, electrical, plumbing, sprinkler and HVAC equipment servicing the Premises is in good working order and condition, (ii) the Premises will be delivered to Tenant vacant and in broom clean condition as of the Delivery Date (defined below); and (iii) the Premises complies with all Laws (as defined below).

2.                                      USE

Tenant shall use and occupy the Premises for the purpose specified in the Basic Lease Information and for no other use or purpose without the prior written consent of Landlord. Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor use or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purpose or for any business, use, or purpose deemed to be disreputable or inconsistent with the operation of a first-class office building, nor shall Tenant cause, maintain or permit any nuisance in, on, or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on, or about the Premises.

3.                                      TERM AND POSSESSION

(a)                                  The term of this Lease shall be for the period specified in the Basic Lease Information (or until sooner terminated as herein provided) beginning on the Commencement Date, except that if the Commencement Date is other than the first day of a calendar month, the term hereof shall be extended for the remainder of that calendar month at the end of the term unless otherwise specified in the Basic Lease Information.

(b)                                  The Commencement Date shall be September 15, 2004, as specified in the Basic Lease Information. Notwithstanding anything herein to the foregoing, Landlord shall use commercially reasonable efforts to deliver the Premises to Tenant as soon as possible following the date of this Lease, but not later than of June 30, 2004 (“Delivery Date”) in order that Tenant may do such work as may be required by Tenant to make the Premises ready for Tenant’s use and occupancy.  Landlord agrees that, notwithstanding the fact that Covansys Corporation has not vacated a portion of the Premises, the Tenant shall be given access to the Premises upon the execution of the Lease for purposes of commencing its Work therein (but in no event shall Tenant be permitted to perform any Work in the portion of the Premises occupied by Covansys Corporation until such time as Landlord has confirmed to Tenant that Covanys Corporation has vacated such portion of the Premises), that such early entry by Tenant shall not be deemed delivery of the entire Premises by Landlord, and that delivery of the entire Premises shall only be deemed to have occurred upon the delivery of the Premises to the Tenant in a broom clean condition as herein required.  Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease except as to the covenant to pay Net Rent, Expense Stop Rent and Operating Costs, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein prior to the Commencement Date of the term of the Lease, except to the extent caused by Landlord’s negligence. In the event that Landlord fails to deliver the Premises to Tenant on or before the Delivery Date, and such delay in delivery actually prohibits Tenant from otherwise commencing the Work (as defined on Exhibit “C”) then the Commencement Date shall be delayed one day for each day of such delay in the Delivery Date (i), Tenant shall receive a day for day abatement of rent for each day of delay in the delivery of the Premises beyond July 10, 2004 and until August 9, 2004; (ii) Tenant shall receive a two (2) day abatement of Rent for every day of delay in the delivery of the Premises from August 10, 2004 and until the date of delivery; and (iii) Tenant shall have the right to terminate this Lease if Landlord fails to deliver the Premises prior to September 10, 2004, provided, however, that Tenant must deliver notice to Landlord of its intent to terminate on or before September 15, 2004, or Tenant’s right to terminate this Lease in accordance with this Section 3(b) shall be of no further force and effect.   In the event that Tenant timely elects to terminate this Lease in accordance with this Section 3(b), Landlord hereby agrees to reimburse Tenant for its actual costs incurred in connection with Tenant’s negotiation and preparation of the Lease, not to exceed Twenty Thousand and 00/100 Dollars ($20,000.00), as well as the costs incurred in connection with the preparation of the Premises for occupancy by Tenant, not to exceed $125,000.00.

(c)                                  Except for (i) any delay in the Delivery Date as set forth in Section 3(b) above, (ii) any delay in Tenant’s Work caused by the negligence or willful misconduct of Landlord, or (iii) any delay in the Work caused by events outside of Tenant’s reasonable control, excluding all permitting issues related to the Work and provided that such delay shall not extend for more than thirty (30) days (all of which events described in subsections (i), (ii) and (iii) above shall delay the Commencement Date on a day for day basis), the Commencement Date shall occur on the date specified on the Basic Lease Information.

(d)                                  Landlord shall not be liable to Tenant, its agents, employees, guests or invitees (and, if Tenant is an entity, its officers, members, partners, managers, agents, employees, guests or invitees) for any damage caused to any of them due to leaking of gas, water, sewer or steam pipes, or from electricity, but Tenant, by moving into the Premises and taking possession thereof, shall accept, and shall be held to have accepted the Premises as suitable for the purposes for which the same are leased, and Tenant by said act waives any and all defects therein with the exception of latent defects; provided, however, that this Section shall not apply to any damages or injury caused by or resulting from the negligence or willful misconduct of Landlord, any damage or injury caused by the Building (excluding the Premises) or any part or appurtenances thereof within the Landlord’s control being improperly constructed or being or becoming out of repair, and that nothing contained in this Section 3(c) shall negate the Landlord’s maintenance and repair obligations as otherwise set forth herein.  In the event that during the Lease Term, a latent defect is discovered in the Building’s structure, roof, foundation or in the standard building systems serving the Premises generally (as well as other space within excluding the Building systems servicing the Premises exclusively or those non-Building standard or above-Building standard alterations, improvements or additions made to Building systems by or on behalf of Landlord) then Landlord shall be responsible for the repair or restoration of the Building as a result of such latent defect in accordance with Landlord’s repair obligations set forth in Section 12 hereof.  In the event that a latent defect is discovered in the interior, nonstructural portions of the Premises or any Work or Alterations installed by or on behalf of Tenant during the Lease Term, Tenant shall be responsible for the repair or restoration of the Premises as a result of such latent defect in accordance with Tenant’s repair obligations set forth in Section 7 hereof.

4.                                      RENT

(a)                                  Tenant shall pay to Landlord throughout the term of this Lease Rent as specified in the Basic Lease Information, payable monthly in advance on or before the first day of each month during the term hereby demised in lawful money of the United States, without demand, deduction or offset whatsoever, to Landlord at the address specified in the Basic Lease Information or to such other firm or to such other place as Landlord may from time to time designate in writing.  Net Rent is subject to adjustment as provided in the Basic Lease Information hereof, and Expense Stop Rent is subject to adjustment as provided in Paragraph 27 hereof.  If this Lease commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, the monthly Rent for the fractional month shall be appropriately prorated.  The term “Rent”, as used herein, means all Net Rent, Expense Stop Rent, Additional Rent and all other amounts payable hereunder from Tenant to Landlord.

(b)                                  Tenant agrees that if Rent or any other payment due hereunder from Tenant to Landlord remains unpaid ten (10) days after said amount is due, the amount of such unpaid Rent or other payment shall be increased by a late charge to be paid to Landlord by Tenant in an amount equal to five percent (5%) of the amount of the delinquent Rent or other payment.  The amount of the late charge to be paid to Landlord by Tenant for any month shall be computed on the aggregate amount of delinquent Rents and other payments, including all accrued late charges, then outstanding.  Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense.  The provisions of this paragraph in no way relieve Tenant of the obligation to pay Rent or other payments on or before the date on which they are due, nor do the terms of this paragraph in any way affect Landlord’s remedies pursuant to Paragraph 19 of this Lease in the event said Rent or other payment is unpaid after the date due.  Notwithstanding the foregoing to the contrary, Tenant shall not be subject to late charges and interest set forth in this Section 4(b) for the first two (2) times in each twelve month period for which Tenant fails to pay Rent within ten (10) days after its due date.

5.                                      COMPLIANCE WITH LAWS

Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated.  Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Building or any of its contents or cause a cancellation of said insurance or otherwise affect said insurance in any manner and Tenant shall, at its sole cost and expense, promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted (“Laws”) relating to or affecting the condition, use, or occupancy of the Premises.  Notwithstanding the foregoing to the contrary, Tenant shall not be obligated to make alterations to the Premises to comply with any Laws to the extent such alterations were required on or before the Delivery Date, nor shall Tenant be obligated to make any alterations to comply with any Laws if such alterations are requested after the Delivery Date unless they are applicable to the Premises (i) because of tenant’s unique or particular type of use (as opposed to being applicable to occupied space in general), or (ii) because of any special requirements relating to accommodations for individual employees, invitees and/or guests of Tenant, or (iii) as a result of any improvements, alterations, additions or improvements made by or on behalf of Tenant.  Tenant shall not be obligated to make alterations to the Premises to comply with Laws if same were in effect as of the Delivery Date, the cost of such compliance shall be borne by Landlord and shall not be passed through as an Operating Expense.  The judgment of any court of competent jurisdiction or the admission of Tenant or Landlord in an action against Tenant or Landlord, whether Tenant or Landlord is a party thereto or not, that Tenant or Landlord have so violated any such law, statute, ordinance, rule, regulation, or requirement, shall be conclusive evidence of such violation as between Landlord and Tenant.  Notwithstanding anything herein to the contrary, the Landlord shall comply with all Laws relating to or affecting the public and common areas of the Building and the Property, including lobbies, stairs, elevators, corridors, and restrooms, the exterior windows in the Building, the mechanical, plumbing, and electrical equipment serving the Building (excluding those systems serving the Premises exclusively and also excluding therefrom any non-Building standard or above Building standard alterations, additions or improvements made to Building systems by or on behalf of Tenant), the roof, and the structure itself, parking, access lanes and landscaped areas..

6.                                      ALTERATIONS

Tenant shall not make or suffer to be made any alterations, additions, or improvements in, on, or to the Premises or any part thereof without the prior consent of Landlord; provided, however, that Tenant shall be permitted to make interior, non-structural alterations

o the Premises without Landlord’s consent provided such alterations do not affect the Building’s MEP systems, life safety systems, HVAC system or structural integrity and do not cost more than $20,000 in any twelve (12) month period..  Any such alterations, additions, or improvements in, on, or to said Premises, except for Tenant’s movable furniture and equipment, shall immediately become Landlord’s property and, at the end of the term hereof, shall remain on the Premises without compensation to Tenant.  In the event Landlord consents to the making of any such alteration, addition, or improvement by Tenant, the same shall be made by Tenant, at Tenant’s sole cost and expense, in accordance with all applicable laws, ordinances, and regulations and all requirements of Landlord’s and Tenant’s insurance policies, and in accordance with plans and specifications approved by Landlord and any contractor or person selected by Tenant to make the same and all subcontractors must first be approved in writing at the time of installation by Landlord.  Upon the expiration or sooner termination of the term herein provided, Tenant shall, at Tenant’s sole cost and expense, forthwith and with all due diligence, remove any or all alterations, additions, or improvements made by or for the account of Tenant which were designated by Landlord at the time of installation in writing as alterations, additions or improvements that must be removed by Tenant as of the expiration or earlier termination of the Lease.  Otherwise, Tenant shall have no obligation to remove any such alterations, additions or improvements.  In addition, notwithstanding anything herein to the contrary, in the event the Tenant is permitted to remove an improvement within the Premises, or in the event the permitted alteration to the Premises includes demolition, the Tenant shall not be required to replace any such improvement or to construct any improvements upon the termination of the Lease unless the Landlord required the same at the time the Landlord granted its consent to such alterations.

 7.                                   TENANT REPAIR

(a)                                  By taking possession of the Premises, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver them and otherwise in good order, condition and repair.  Tenant shall, at all times during the term hereof at Tenant’s sole cost and expense, keep the interior, non-structural portions of the Premises and every part thereof (including any Building elements or items exclusively serving the Premises), excluding exterior windows and those Building systems serving the Building generally, such as mechanical, electrical and plumbing systems, but including any non-Building standard or above-Building standard alterations, additions or improvements to the Premises or any Building system installed by or on behalf of Tenant in good order, condition and repair, excepting ordinary wear and tear, damage thereto by fire, earthquake, Act of God or the elements.  Tenant shall upon the expiration or sooner termination of the term hereof, unless Landlord demands otherwise as in Paragraph 6 hereof provided, surrender to Landlord the Premises in the same condition as of the Commencement Date, ordinary wear and tear, damage by fire, earthquake, Act of God, or the elements excepted; provided, however that Tenant shall not be required to remove any alterations, additions or improvements except as set forth in Section 6 above.  It is hereby understood and agreed that Landlord has no obligation to alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically herein set forth.

(b)                                  Tenant shall pay the cost of all necessary repairs resulting from all damage to the Building including common areas, restrooms, hallways, elevators, or any other area, fixture, or equipment of the Building caused by Tenant’s installation or removal of its property or resulting from any negligence, act or conduct of Tenant, its employees, contractors, agents, licensees or invitees.

(c)                                  All maintenance or repairs made by Tenant shall be made in accordance with all applicable laws, ordinances and regulations, and all requirements of Landlord’s and Tenant’s insurance policies and any contractor or person selected by Tenant to make the same, and all subcontractors must first be approved in writing by Landlord if the cost of such work exceeds $10,000.00.  In any event, all repairs shall be equal in quality and workmanship to the original work performed in the Premises.

8.                                      LIENS

Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished, or obligations incurred by Tenant.  In the event that Tenant shall not, within ten (10) days following Tenant’s actual knowledge or receipt of notice of the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien.  All such sums paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable to it by Tenant on demand and with interest at the rate of six percent (6%) higher than the prime commercial lending rate from time to time of Wachovia Bank of North Carolina; the interest rate so determined is hereinafter called the “Agreed Interest Rate.”  Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord, the Premises, the Building, and any other party having an interest therein, from mechanics’ and materialmens’ liens, and Tenant shall give to Landlord at least five (5) business days prior written notice of commencement of any construction on the Premises costing in excess of $10,000.00..

9.                                      ASSIGNMENT AND SUBLETTING

(a)                                  Tenant shall not sell, assign, encumber, or otherwise transfer by operation of law or otherwise this Lease or any interest herein, sublet the Premises or any portion thereof, or suffer any other person to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord as provided herein, nor shall Tenant permit any lien to be placed on the Tenant’s interest by operation of law.  Tenant shall, by written notice, advise Landlord of its desire from and after a stated date (which shall not be less than fifteen (15) days nor more than twenty-one (21) days after the date of Tenant’s notice) to assign or sublet the Premises or any portion for any part of the term hereof; and supply Landlord with such information, financial statements, verifications and related materials as Landlord may reasonably request or desire to evaluate the written request to assign or sublet; and in such event Landlord shall have the right, to be exercised by giving written notice to Tenant within ten (10) business days after receipt of Tenant’s notice and all said information, financial statements, verifications and related materials requested by Landlord, to terminate this Lease as to the portion of the Premises described in Tenant’s notice and such notice shall, if given, terminate this Lease with respect to the portion of the Premises therein described as of the date stated in Tenant’s notice.  In the event Landlord elects to terminate the Lease pursuant to this Section 9, Tenant shall be permitted to withdraw its notice to Landlord of its intent to assign the Lease or sublet the Premises.  Said notice by Tenant shall state the name and address of the proposed assignee or subtenant, and Tenant shall deliver to Landlord a true and complete copy of the proposed assignment or sublease with said notice.  If said notice shall specify all of the Premises and Landlord shall give said termination notice with respect thereto, this Lease shall terminate on the date stated in Tenant’s notice.  If, however, this Lease shall terminate pursuant to the foregoing with respect to less than all the Premises, the Rent, as defined and reserved hereinabove and as adjusted pursuant to the Basic Lease Information and Paragraph 27 hereof, shall be adjusted on a pro rata basis to the number of square feet retained by Tenant, and this Lease as so amended shall continue thereafter in full force and effect.  If Landlord, upon receiving said notice by Tenant with respect to any of the Premises, shall not exercise its right to terminate, Landlord will not unreasonably withhold its consent to Tenant’s subletting or assignment of the Premises specified in said notice; provided, however, Landlord will be deemed reasonable in withholding its consent to any such request based on:  (i) the poor financial condition of the proposed assignee, sublessee or transferee; (ii) the fact that the use of the proposed assignee, sublessee or transferee is not in keeping with the nature of the Building or may affect the marketability of the Building; (iii) the fact that the use contemplated by the proposed assignee, sublessee or transferee would violate an exclusive granted by Landlord to another tenant of the Building or otherwise; or (iv) the fact that the proposed assignee, sublessee or transferee is a governmental subdivision or agency or any person or entity who enjoys diplomatic or sovereign immunity.  Tenant shall, at Tenant’s own cost and expense, discharge in full any commissions which may be due and owing as a result of any proposed assignment or subletting.  Tenant shall pay to Landlord immediately upon receipt fifty percent (50%) of all rent or other consideration received by Tenant from any such assignee or subtenant, either initially or over the term of the assignment or sublease which is in excess of the rental obligation required under the terms of this Lease for the Premises or portion thereof for which consent is granted less any costs, brokerage commissions or other costs actually incurred by Tenant in connection with such assignment or sublease. In addition, Tenant also agrees to pay to Landlord, promptly after consent to any assignment or sublease, (i) the amount of all attorneys’ fees and expenses incurred by Landlord in connection with any assignment or subletting issues or review of documentation relating thereto, and (ii) $500.00 as an administrative fee for Landlord’s time and effort in connection with any assignment or subletting issues.

(b)                                  Any assignment or subletting hereunder by Tenant shall not result in Tenant’s being released or discharged from any liability under this Lease.  As a condition to Landlord’s prior written consent as provided for in this Paragraph 9, the subtenant or subtenants or assignees shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions, and agreements of this Lease, and Tenant shall deliver to Landlord promptly after execution, an executed copy of each assignment or sublease and an agreement of said compliance by each assignee or subtenant.  If an Event of Default, as hereinafter defined, should occur while the Premises or any part thereof are then sublet, Landlord, in addition to any other remedies herein provided or provided by law, may at its option collect directly from the subtenant all rents and other sums becoming due to Tenant under the sublease and apply the rent against any sums due to Landlord by Tenant hereunder, and Tenant hereby authorizes and directs any such subtenant to make payments of rent directly to Landlord upon receipt of notice from Landlord.  No direct collection by Landlord from any subtenant will be construed to constitute a novation or a release of Tenant from the further performance of its obligations hereunder.  Receipt by Landlord of rent from any assignee, subtenant, or occupant of the Premises will not be deemed a waiver of the covenants contained in this Lease or a release of Tenant under the Lease.  The receipt by Landlord from any subtenant obligated to make payments of rent will be a full and complete release, discharge, and acquittance to the subtenant of its obligations to Tenant to the extent of any such amount of rent so paid to Landlord.

(c)                                  Landlord’s consent to any sale, assignment, encumbrance, subletting, occupation, lien, or other transfer shall not release Tenant from any of Tenant’s obligations hereunder or be deemed to be consent to any subsequent occurrence.  Any sale, assignment, encumbrance, subletting, occupation, lien or other transfer of this Lease which does not comply with the provisions of this Paragraph 9 shall be void.

(d)                                  Any transfer of this Lease by merger, consolidation, or liquidation or any change in ownership of or power to vote the majority of outstanding voting stock of Tenant or, if Tenant is a partnership, any withdrawal, replacement or substitution of any partner or partners, either general or limited, shall constitute an assignment, whether the result of a single or series of transactions, and shall be subject to Landlord’s approval under Paragraph 9 (a).

(e)                                  Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant may assign this Lease or sublet the Premises or any portion thereof, without Landlord’s consent, to any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant or Tenant’s parent (control being defined for such purposes as ownership of at least 50% of the equity interests in, and the power to direct the management of, the relevant entity) (with any such entity being referred to herein as an “Permitted Affiliate”), provided that (i) Landlord receives thirty (30) days’ prior written notice of such assignment or subletting, (ii) Tenant and any guarantor are not dissolved as a matter of law as a consequence of the assignment or subletting or at any time thereafter, (iii) the Permitted Affiliate remains an affiliate meeting the definition of “Permitted Affiliate” above for the duration of the subletting or the balance of the Term in the event of an assignment, (iv) the Permitted Affiliate assumes  in writing (the form of which shall be subject to Landlord’s approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and any guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment or sublease agreement between Tenant and Permitted Affiliate, and (vi) the primary purpose of such assignment or sublet is for legitimate business reasons unrelated to this Lease, and the assignment or sublet is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment and subletting contained herein.  Any attempted assignment or subletting in violation of the preceding sentence shall be voidable at Landlord’s option.

(f)                                    Notwithstanding the foregoing to the contrary, but subject to compliance with all other provisions of this Lease (including, but not limited to, the “use” provisions hereof), Tenant may assign this Lease without Landlord’s consent, to any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or to any person or entity which acquires substantially all the assets or stock of Tenant as a going concern, (any of the foregoing being, a “Permitted Successor”), provided that (i) Landlord receives thirty (30) days’ prior written notice of such assignment, (ii) the Permitted Successor’s net worth, as reasonably determined by Landlord, is not less than Tenant’s net worth as of the date immediately prior to the assignment (iii) the Permitted Successor (or in the case of a newly formed entity, its management) has proven experience in the operation of a first-class business of a type consistent with the use of the Building as a first-class Building in the metropolitan Atlanta, Georgia area,  (iv) the Permitted Successor assumes in writing (the form of which shall be subject to Landlord’s approval) all of Tenant’s obligations under this Lease, as amended from time to time, and the prior Tenant and guarantor are not released from any of their respective obligations or liabilities under this Lease, as amended from time to time, or any guaranty delivered to Lender in connection with this Lease, (v) Landlord receives a fully executed copy of the assignment between Tenant and the Permitted Successor, and (vi) the primary purpose of such assignment is for legitimate business reasons unrelated to this Lease, and the assignment is not a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on assignment contained herein.  Any attempted assignment in violation of the preceding sentence shall be voidable at Landlord’s option.

10.                               INSURANCE AND INDEMNIFICATION

(a)                                  Except as otherwise expressly set forth in this Lease, Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord and any of its partners for any injury or damage to any person or property in or about the Premises by or from any cause whatsoever, excepting Landlord’s negligence or willful acts, and, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement, or other portion of the Premises or the Building, or caused by gas, fire, Acts of God, discharge of sprinklers, excessive heat or cold, sewage, odors, noise, bursting or leakage of pipes or plumbing fixtures, riot, strike, court order, governmental body or authority, other tenants, or explosion of the Building or the complex of which it may be a part or any part thereof.

(b)                                  Tenant shall hold Landlord harmless from and defend Landlord against any and all claims or liability from any injury or damage to any person or property whatsoever:  (i) occurring in, on, or about the Premises or any part thereof unless such damage is caused by the negligence or willful misconduct of Landlord, its agents, or employees, (ii) occurring in, on, or about the Property (including without limitations, elevators, stairways, passageways or hallways), when such injury or damage shall be caused in part or in whole by the negligence or willful misconduct of Tenant, its agents, servants, employees, or any other person entering the Premises with express or implied invitation of Tenant, and (iii) against all costs, counsel fees, expenses, and liabilities incurred in connection with any such claim or action or proceeding brought thereon.  All property in the Building or Premises belonging to Tenant, its agents, employees, or invitees shall be there at the risk of Tenant.  Furthermore, in case any action or proceeding be brought against Landlord by reason of any claims or liability, Tenant agrees to defend such action or proceeding at Tenant’s sole expense by counsel reasonably satisfactory to Landlord.  The provisions of this Paragraph 10 shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

(c)                                  Landlord does hereby indemnify and hold Tenant harmless against all claims for damaged persons or property if caused by the (i) negligence or willful misconduct of Landlord, its agents or employees and (ii) for on and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or act or proceeding brought thereon.

(d)                                  Tenant agrees to purchase at its own expense and to keep in force during the term of this Lease the policies of insurance specified on Exhibit “H” attached to this Lease and such commercially reasonable modifications to the same required by Landlord’s mortgagee or otherwise required of other tenants in the Building or other comparable Class A suburban office buildings located in the metropolitan Atlanta, Georgia area.  The purchase of such insurance shall not release Tenant of any legal obligations contained within this Lease.

(e)                                  The indemnities contained in this Paragraph 10 do not override the waivers contained in Paragraph 11 below.

(f)                                    Landlord shall maintain property damage insurance, with extended coverage and All Risk endorsements, on the Building and the Property in an amount equal to not less than 80% of the replacement value of the same.  Landlord shall also maintain commercial general liability insurance in commercially reasonable amounts consistent with that carried by other landlords of similar Class “A” suburban office buildings located in the metropolitan Atlanta area.

11.                               WAIVER OF SUBROGATION

Each of Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of insurance covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for whom such party may be responsible, including any other tenants or occupants of the remainder of the Building; provided, however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at that time and in any event only with respect to loss or damage occurring during such times as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Each of Landlord and Tenant agrees that it will require its insurance carriers to include in its policies such a clause or endorsement.  Failure to obtain such an endorsement shall not release the waiver contained in this Lease and any deductible amounts shall be deemed amounts covered by insurance for purposes of this Section 11.

12.                               LANDLORD REPAIR, SERVICES AND UTILITIES

(a)                                  Landlord shall keep and maintain the public and common areas of the Building and the Property, including lobbies, stairs, elevators, corridors, and restrooms, the exterior windows in the Building, the mechanical, plumbing, and electrical equipment serving the Building (excluding those systems serving the Premises exclusively and also excluding therefrom any non-Building standard or above Building standard alterations, additions or improvements made to Building systems by or on behalf of Tenant), the roof, and the structure itself, parking, access lanes and landscaped areas in reasonably good order and condition except for damage occasioned by the act of Tenant, which damage shall be repaired by Landlord at Tenant’s expense, using standards comparable to other Class A suburban office buildings located in the metropolitan Atlanta, Georgia area.

(b)                                  Landlord agrees to furnish to the Premises:

(1)                                  heating and air conditioning required in Landlord’s judgment for the comfortable use and occupancy of the Premises during normal business hours;

(2)                                  elevator service to Tenant’s floor, which shall mean service either by nonattended automatic elevators or elevators with attendants, or both, at the option of the Landlord, with at least one elevator operating 24 hours day, seven days a week;

(3)                                  water to the restrooms and drinking fountains and kitchens;

(4)                                  electric current in reasonably sufficient amounts for normal business use, including operation of building standard lighting and general office machines of a type which require no more than a 110 volt duplex outlet; and

(5)                                  janitorial services customarily furnished in comparable Class A office buildings in the immediate market area described more fully on Exhibit “E”.

(6)                                  up to 60 access cards for the existing card key system, and such additional cards that Tenant may request at its sole cost and expense.

(c)                                  Provided the Tenant shall not be in default hereunder and subject to the provisions elsewhere herein contained, including the Rules and Regulations of the Building, Landlord agrees that, with respect to the Premises, and only during normal business hours or, at Landlord’s option, after normal business hours, it will maintain and adjust at its expense:

(1)                                  All building standard fluorescent lighting.  All incandescent and nonstandard fluorescent lights shall be maintained at Tenant’s expense;

(2)                                  All temperature control devices and air diffusers; and

(3)                                  All Tenant entry door hardware, including locks, hinges, and closers.

Notwithstanding Section 12(a) above to the contrary, Landlord hereby agrees to provide to Tenant the labor to perform routine repair and maintenance to any non-Building standard or above-Building standard alterations, additions or improvements made to the Building systems or the Premises, provided that Tenant, at its sole cost and expense, supplies all necessary replacement parts and/or equipment required to perform such maintenance and/or repair.  Landlord hereby reserves the right to charge Tenant for its labor costs in the event Tenant requests that Landlord performs any repair or maintenance services that are above Building standard or would not typically be included as a landlord obligations for other comparable Class A suburban office buildings, in the metropolitan Atlanta, Georgia area.

(d)                                  For the purpose of this Lease, normal business hours shall be from 8:00 a.m. to 6:00 p.m. Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturday, excluding national holidays such as Christmas, Easter, July 4th, Memorial Day, Thanksgiving Day and New Year’s Day.

(e)                                  Landlord may provide additional or after hours heating or air conditioning at Tenant’s request upon reasonable notice, and Tenant shall pay the building standard charge for such services as determined from time to time by Landlord. (which after hours charge is currently $30.00) and the charge to Tenant shall never exceed the charge to the tenant occupying the largest square footage in the Building  The obligation hereunder to make such additional utilities available will be subject to the rules and regulations of any municipal or any other governmental authority regulating the business of providing such utility service.  Tenant agrees to keep closed all window coverings, if any, when necessary because of the sun’s position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all regulations and requirements which Landlord may prescribe for the proper functioning and protection of said heating, ventilating, and air conditioning system.  Tenant will not, without the written consent of Landlord, use any heat generating equipment, machines, or excess lighting in the Premises which affect the amount of energy required to maintain the temperature otherwise maintained by the heating, ventilating, and air conditioning system.  In the event of such consent, Landlord reserves the right to install supplementary air conditioning equipment and the cost thereof, including the ongoing cost of additional electricity, chilled water (if available), and/or domestic water consumed as a result of the use of such equipment, shall be paid by Tenant to Landlord upon demand.  The type, size, and location of such supplemental air conditioning equipment shall be determined or approved by Landlord.

(f)                                    Tenant will not, without written consent of Landlord, use within the Premises or Building any device or machine, in any number or combination thereof or for any number of hours, which will in any way increase the amount of electricity or water normally furnished for use of the Premises as general office space as defined in Paragraph 12(b)(4).  If Tenant in Landlord’s judgment shall require such additional water or electrical current, Tenant shall first procure the consent of Landlord, which Landlord may refuse, and Landlord may cause a special meter to be installed so as to measure such additional domestic water, chilled water (if available), or electrical current.  The cost of any such meters and of installation, maintenance, and repair thereof shall be paid for by Tenant, and Tenant agrees to pay Landlord or the utility company, as the case may be, on demand, for the ongoing cost of consumption of such additional water or electricity.  In the event that Landlord is responsible for reading the meter and invoicing the Tenant, Landlord shall be entitled to charge the Tenant the reasonable additional expenses for so doing.

(g)                                 Except as set forth in the last sentence of this Section 12(g) or within Section 19(d), Landlord shall not be in default hereunder or be liable for any damage, loss or expense directly or indirectly resulting from, nor shall the Rent herein reserved be abated by reason of, the (i) installation, use, or interruption of use of any equipment in connection with the furnishing of any of the foregoing services or utilities, or (ii) failure to furnish or delay in furnishing any such services or utilities when such failure is caused by Acts of God or the elements, strikes, governmental orders, accidents, acts of terrorism, or other conditions beyond the reasonable control of the Landlord or by the making of repairs or improvements to the Premises or to the Building; provided, however that Landlord shall use commercially reasonable efforts to repair or restore any services so delayed or impaired.  Notwithstanding the foregoing, if any of the services set forth in Section 12(b) above to the Premises are interrupted, Tenant shall provide Landlord prompt written notice.  If any of such essential services to the Premises are interrupted and the restoration of such interrupted service is within the reasonable control of Landlord, and the interruption renders all or a material portion of the Premises untenantable for a period of five (5) or more consecutive business days following Landlord’s receipt of the notice from Tenant as aforesaid (the “Service Interruption Period”), with Tenant actually discontinuing its operations in all or any such material portion of the Premises for the Service Interruption Period, the Rent due under this Lease shall be abated from the expiration of the Service Interruption Period until the service is restored, such abatement to be in proportion to the portion of the Premises that are so rendered untenantable.

(h)                                 Notwithstanding anything herein to the contrary, if Landlord’s entry into the Premises for any purpose other than at the request or direction of Tenant or in connection with a casualty or condemnation (which shall be governed by Sections 28 and 29 below), or if a failure of the Landlord to perform any of the obligations set forth in Section 12(a) of this Lease renders all or a material portion of the Premises untenantable for a period of five (5) or more consecutive business days (the “Entry/Maintenance Interruption Period”), with Tenant actually discontinuing its operations in all or any such material portion of the Premises for the Entry/Maintenance Interruption Period, the Rent due under this Lease shall be abated from the expiration of the Entry/Maintenance Interruption Period until the Premises are again tenantable, such abatement to be in proportion to the portion of the Premises that are so rendered untenantable.

(i)                                    It shall be Tenant’s responsibility and expense to install, move, maintain, adjust, and repair its property and fixtures, including but not limited to, its:  signage, pictures, bulletin boards, plaques, furniture, filing cabinets, computer cables, computer equipment, business machines, draperies, blinds, kitchen appliances, special water heaters, kitchen cabinets, private restroom fixtures, special air conditioning or power conditioning equipment, locks for furniture and filing cabinets, paging systems, modular furniture components (including task lighting, flat wiring, and power distribution cables), combination locks, specialty electrical devices, exhaust fans, fire extinguishers, carpet squares, and/or other furniture, fixtures, or equipment installed by Tenant, or which were supplied, specified, or requested by Tenant and installed by Landlord.

(j)                                    Any sums payable under this Paragraph shall be considered Additional Rent and Landlord shall have the same remedies for a default in payment of such sums as for a default in the payment of Rent.

(k)                                Tenant shall not provide any janitorial services to the Premises without Landlord’s written consent and then only subject to the terms and conditions of Landlord.

13.                               ESTOPPEL CERTIFICATE

Within ten (10) days following any written request which Tenant or Landlord may make from time to time, Tenant or Landlord shall execute and deliver to the other party a certificate substantially in the form attached hereto as Exhibit “D” and made a part hereof, indicating thereon any exceptions thereto which may exist at that time.  Landlord and Tenant intend that any statement delivered pursuant to this paragraph may be relied upon by any mortgagee, beneficiary, purchaser, or prospective purchaser of the Building or any interest therein.

14.                               HOLDING OVER

Tenant will, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession to Landlord.  If Tenant retains possession of the Premises or any part thereof after such termination or if any of Tenant’s property remains which Landlord has previously requested be removed, then Landlord may, at its option, serve written notice upon Tenant that such holding over constitutes any one of (i) creation of a month to month tenancy, upon the terms and conditions set forth in this Lease, or (ii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental [or daily rental under (iii)] shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Additional Rent, be equal to 150% the rental being paid monthly to Landlord under this Lease immediately prior to such termination [prorated in the case of (iii) on the basis of a 365 day year for each day Tenant remains in possession].  If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the Rent in the preceding sentence.  Tenant shall also pay to Landlord all damages sustained by Landlord resulting from retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises.  The provisions of this paragraph shall not constitute a waiver by Landlord of any right of entry as herein set forth; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of the right to terminate this Lease for a breach of any of the terms, covenants, or obligations herein on Tenant’s part to be performed.

15.                               SUBORDINATION

Subject to the last sentence of this Section 15, this Lease shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building, the Property, or any part thereof, and (b) the lien of any first mortgage or deed of trust which may now exist or hereafter be executed in any amount for which said Building, land, ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security together with all renewals, modifications, consolidations, participations, replacements, and extensions of any such first mortgage or deed of trust.  Notwithstanding the foregoing, Landlord or the holder of any first mortgage or deed of trust (“Holder”) on the Building or the Property or any part thereof shall have the right to subordinate or cause to be subordinated in whole or in part any such ground leases or underlying leases or any such liens to this Lease (but not in respect to priority of entitlement of insurance or condemnation proceeds).  In the event that any ground lease or underlying lease terminates for any reason or any first mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest.  Tenant covenants and agrees to execute and deliver, within 15 days of demand therefor by Landlord or the Holder and in the form requested by Landlord or the Holder and reasonably approved by Tenant, any additional documents evidencing the priority of subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed of trust.  Notwithstanding the foregoing to the contrary, (a)Tenant shall not be required to subordinate or to execute any subordination document with any Holder arising from and after the date of this Lease, unless, following Tenant’s written request delivered to Landlord, the party seeking such subordination executes a document which includes a commercially reasonable non-disturbance agreement stating substantially that, so long as Tenant is not in Default under this Lease,

Tenant’s right to possession of the Premises shall not be disturbed, (b) Tenant shall not be required to attorn to and become the Tenant of any successor in interest to Landlord unless the party seeking such attornment exectes a document which includes a commercially reasonable non-disturbance agreement stating substantially that, so long as Tenant is not in Default under this Lease, Tenant’s right to possession of the Premises shall not be disturbed, and (c) within thirty (30) days of the execution of this Lease, the Tenant shall receive a subordination, non-disturbance and attornment agreement from State Farm Life Insurance Company (“State Farm”), Landlord’s existing mortgagee, in substantially similar form as that attached hereto as Exhibit “K” (the “SNDA”).  Tenant shall have the right to negotiate the SNDA in good faith with State Farm for the first thirty (30) days following execution of this Lease; provided, however, that Tenant agrees to accept delivery of the SNDA executed by State Farm in the form attached as Exhibit “K” as satisfaction of Tenant’s requirements to obtain an SNDA from State Farm pursuant to this Section 15.  In the event the Tenant does not receive the SNDA (in the form attached in Exhibit “K” or otherwise as negotiated by Tenant) within this thirty (30) day period, the Tenant shall provide the Landlord notice of the same, and in the event the Tenant has not received the SNDA within thirty (30) days following delivery of this notice to the Landlord, the Tenant shall have the right to terminate this Lease by providing written notice to Landlord thereof within five (5) days following the expiration of such second thirty (30) day period.  In the event that Tenant fails to timely terminate this Lease in accordance with this Section 15 on or before the date which is ninety –five (95) days following execution of this Lease, Tenant’s right to terminate the Lease in accordance with this Section 15 shall lapse and be of no further force and effect. The Landlord represents and warrants that, to the best of Landlord’s knowledge and as of the date of this Lease,  no mortgage, deed to secure debt, deed of trust, security deed, or the like created by or on behalf of Landlord encumbers the Property except for that certain deed to secure debt held by State Farm.

16.                               RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the Rules and Regulations annexed to this Lease as Exhibit “A” and all reasonable modifications thereof and additions thereto from time to time put into effect by Landlord but Landlord shall enforce the rules and regulations in a non-discriminatory manner, provided such modification and additions do not materially increase Tenant’s obligations or materially decrease Tenant’s rights under this Lease.  Landlord shall not be responsible for the nonperformance by any other tenant or occupant of the Building of any said Rules and Regulations provided such Rules and Regulations are uniformally enforced.

17.                               ENTRY BY LANDLORD

Landlord reserves and shall at all times, following at least 24 hours advance notice (unless in the case of an emergency in which case no prior notice shall be required) have the right to enter the Premises to inspect the same to determine if Tenant is complying with all terms and provisions of this Lease, to perform Tenant’s obligations under this Lease in accordance with Paragraph 23 hereof, to supply janitorial service and any other service to be provided by Landlord to Tenant hereunder, to show said Premises to prospective purchasers, mortgagees, or tenants, to post notices of nonresponsibility, and to alter, improve, or repair the Premises and any portion of the Building of which the Premises are a part or to which access is conveniently made through the Premises, as required under this Lease without abatement of Rent (except as otherwise set forth in Section 12(h)), and may for that purpose erect, use, and maintain scaffolding, pipes, conduits, and other necessary structures in and through the Premises where reasonably required by the character of the work to be performed, provided that entrance to the Premises shall not be blocked thereby, and further provided that the business of Tenant shall not be interfered with unreasonably.  During any entry into the Premises, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s business, or the loss of occupancy or quiet enjoyment of the Premises, or any other loss occasioned thereby.  For each of the aforesaid purposes, Tenant agrees that its doors shall be keyed to Landlord’s building standard master keying system and that Landlord shall at all times have and retain master or pass keys with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults and safes, or special security areas (designated in advance), and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portions thereof obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portions thereof.  Landlord shall also have the right at any time, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways, and corridors, elevators, stairs, toilets, or other public parts of the Building; provided the same does not materially or adversely affect the operation of Tenant’s business within the Premises.  Notwithstanding anything herein to the contrary, Landlord shall not be permitted to show the Premises to a prospective tenant of the Premises until the last 12 months of the term of this Lease and only in the event that Tenant has not exercised its option to renew the Lease as set forth in Special Stipulation Number 2 set forth on Exhibit “I” attached hereto.

18.                               INSOLVENCY OR BANKRUPTCY

The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act, shall at Landlord’s option constitute a breach of this Lease by Tenant if the same is not released or otherwise cured by Tenant within 30 days notice of same.  Upon the happening of any such event or at any time thereafter (following notice and Tenant’s opportunity to cure), this Lease shall terminate thirty (30) days after written notice of termination from Landlord to Tenant.  In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency, or reorganization proceedings.

19.                               DEFAULT

(a)                                  The following events shall be deemed to be events of default (“Event of Default”) by Tenant under this Lease:

(1)                                  Tenant shall fail to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, whether such sum be any installment of the Rent herein reserved, any other amount treated as Additional Rent hereunder, or any other payment or reimbursement to Landlord required herein, whether or not treated as Additional Rent hereunder, and such failure shall continue for a period of five (5) days following written notice from Landlord that same was not received when due; provided, however, that in no event shall Landlord be required to send notice to Tenant of late Rent or other charges more than two (2) times during any twelve (12) month period during the Term; or

(2)                                  Tenant shall fail to comply with any term, provision, or covenant of this Lease other than by failing to pay when or before due any sum of money becoming due to Landlord hereunder, and shall not cure such failure within twenty (20) days (forthwith, if the default involves a hazardous condition) after written notice thereof to Tenant, provided, however, that if such Event of Default cannot reasonably be cured within this 20 day period, Tenant shall have such longer period of time as may be reasonably necessary under the circumstances provided that Tenant diligently commences the cure and prosecutes the cure to completion; or

(3)                                  Intentionally omitted; or

(4)                                  Tenant shall fail to vacate the Premises within forty-five days of the termination of this Lease, by lapse of time or otherwise, or upon termination of Tenant’s right to possession only (provided, however, that for any period following the expiration or termination of this Lease or termination of Tenant’s right to possession of the Premises, the provisions of Section 14 shall apply); or

(4)                                  The leasehold interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such default shall continue for ten (10) days after written notice thereof to Tenant, provided, however, that if such Event of Default cannot reasonably be cured within this 10 day period, Tenant shall have such longer period of time as may be reasonably necessary under the circumstances provided that Tenant diligently commences the cure and prosecutes the cure to completion; or

(5)                                  Intentionally omitted; or

(6)                                  Default by the Guarantor of this Lease of the terms of its Guaranty, or the bankruptcy or insolvency of the Guarantor.

(b)                                 Upon the occurrence of any Event of Default described in this Paragraph or elsewhere in this Lease, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever:

(1)                                  Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease;

(2)                                  Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall surrender possession and vacate the Premises immediately and deliver possession thereof to Landlord, and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction, or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom, Tenant hereby waiving any right to claim damage for such re-entry and expulsion, and without relinquishing Landlord’s right to rent or any other right given to Landlord hereunder or by operation of law;

(3)                                  Upon termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all Rent, including any amounts treated as Additional Rent hereunder, and other sums due and payable by Tenant on the date of termination, plus the sum of:  (i) an amount equal to the then present value of the entire amount of the Rent calculated using a discount rate equal to the average published Prime Rate plus six percent (6%) as of the date of termination of this Lease, including any amounts treated as Additional Rent hereunder, and other sums provided herein to be paid by Tenant for the residue of the stated term hereof, less the fair rental value of the Premises for such residue (taking into account the time and expense necessary to obtain a replacement tenant or tenants, including expenses hereinafter described in Paragraph 19(b)(4) relating to recovery of the Premises, preparation for reletting and for reletting itself), and (ii) the cost of curing any existing defaults under the Lease.

(4)                                  (i) Upon any termination of Tenant’s right to possession only without termination of the Lease, Landlord may, at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided in Paragraph 19(b)(2) above, without such entry and possession terminating the Lease or releasing Tenant, in whole or in part, from any obligation, including Tenant’s obligation to pay the Rent, including any amounts treated as Additional Rent, hereunder for the full term.  In any such case, Tenant shall pay forthwith to Landlord, a sum as determined by Section 19(b)(3) above;

(ii) Subject to Section 19(b)(7) below, Landlord may, but need not, relet the Premises or any part thereof for such Rent and upon such terms as Landlord in its sole discretion shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as a part of a larger area, and the right to change the character or use made of the Premises) and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant about such reletting.  In any such cases, Landlord may make all necessary or reasonable repairs and alterations (including, removal of certain alterations, improvements or additions) in or to the Premises to return the Premises to the condition required at the expiration of the

Lease pursuant to the terms hereof, and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses of reletting including, without limitation, any broker’s commission incurred by Landlord.  If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all Rent, including any amounts treated as Additional Rent hereunder and other sums reserved in this Lease for the remaining term hereof, together with the costs of any repairs, alterations, and Landlord’s expenses of reletting and the collection of the Rent accruing therefrom (including attorney’s fees and broker’s commissions,) Tenant shall pay to Landlord the amount of such deficiency as and when the same becomes due, upon demand, and Tenant agrees that Landlord may file suit to recover any sums failing due under this section from time to time;

(5)                                  Landlord may, at Landlord’s option, enter into and upon the Premises, in accordance with all applicable Laws, if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair, or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer, and without incurring any liability for any damage resulting therefrom, and Tenant agrees to reimburse Landlord, as and when the same becomes due, on demand, as Additional Rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease;

(6)                                  Any and all property which may be removed from the Premises by Landlord pursuant to the authority of the Lease or by law, to which Tenant is or may be entitled, may be handled, removed, and stored, as the case may be, by or at the direction of Landlord at the risk, cost, and expense of Tenant, and Landlord shall in no event be responsible for the value, preservation, or safekeeping thereof.  Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control.  Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

(7)                                  Solely in connection with Landlord’s exercise of the remedies provided at Section 19(b)(4)(ii) above, Landlord hereby agrees to use commercially reasonable efforts to relet the Premises in mitigation of its damages but Landlord shall be entitled to give an absolute preference to any other vacant or available space in the Building or Landlord’s other properties located within the same market area as the Building before attempting to relet the Premises.

(c)                                  Pursuit of any of the foregoing remedies shall not preclude pursuit of any of the other remedies herein provided or any other remedies provided by law (all such remedies being cumulative,) nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or any damages accruing to Landlord by reason of the violation of any of the terms, provisions, and covenants herein contained.  No act or thing done by Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of the surrender of the Premises, and no agreement to terminate this Lease or accept a surrender of the Premises shall be valid unless in writing signed by Landlord.  Landlord’s acceptance of the payment of rental or other payments hereunder after the occurrence of an Event of Default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing.  Forbearance by Landlord in enforcing one or more of the remedies herein provided upon an Event of Default shall not be deemed or constitute a waiver of such default or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default.

(d)                                  Landlord Default.

(1)                                  If Landlord fails to observe or perform any term or covenant required to be observed or performed by it under this Lease which failure materially, adversely affects Tenant’s use and occupancy of or access to the Premises, and Landlord does not cure such failure within thirty (30) days (or within a reasonable time thereafter if necessary under the circumstances so long as Landlord is diligent in its prosecution of the cure of such failure) after receipt of written notice from Tenant specifying such failure and requesting that it be remedied, then, subject to the provisions of Section 39 of the Lease, Tenant shall be entitled, at its election, to exercise concurrently or successively, any one or more of the rights available in law or equity under the laws of the United States or the State of Georgia.  Notwithstanding the foregoing to the contrary, Tenant shall have no right, and hereby expressly waives any right to, perform any work on behalf of Landlord or otherwise exercise “self help” and any right to deduct or withhold any amounts from any rentals due hereunder.  Tenant acknowledges and agrees that all of its covenants and obligations contained herein are independent of Landlord’s covenants and obligations contained herein.  Tenant shall neither be relieved from the performance of any of its covenants and obligations (including, without limitation, the obligation to pay Rent) nor entitled to terminate this Lease, due to a breach or default by Landlord of any of its obligations covenants or obligations, unless expressly permitted to the contrary by the terms of this Lease.

(2)                                  If (i) Tenant provides prior written notice (the “First Notice”) to Landlord of its failure to comply with any term, provision, or covenant of this Lease, (ii) Landlord is, in fact, required to comply with any such term, provision or covenant of this Lease and the ability to comply with such term, provision or covenant is within the reasonable control of Landlord (“Required Obligation”),(iii) Landlord fails to commence such action within a reasonable period of time, given the circumstances, after the receipt of the First Notice, but in any event not later than thirty (30) days after receipt of the First Notice, and thereafter diligently pursues the Required Obligation to completion as soon as reasonably possible, then Tenant shall have the right to terminate the Lease after delivery of an additional thirty (30)

day notice (the “Second Notice”) to Landlord and any Holder for which Landlord has given Tenant an address for notices or for which Tenant has entered into a subordination, non-disturbance and attornment agreement (the “Landlord’s Mortgagee”) (such Second Notice given not earlier than the expiration of the first aforesaid thirty (30) day period) specifying that (x) the first thirty (30) day period has expired, (y) the specific Required Action and (z) that Tenant intends to terminate the Lease in the event Landlord fails to take such action; provided, however, if Tenant reasonably anticipates that a dispute will result under this Section 19(d), Tenant may submit the anticipated dispute to arbitration pursuant to Exhibit “J” attached hereto by written notice given not earlier than ten (10) days after Tenant’s delivery of the First Notice.  Tenant shall not be entitled to terminate the Lease in accordance with this Section 19(d) unless Landlord’s failure to perform the Required Action directly, materially and adversely affects Tenant’s use of or access to the Premises, rendering all, or substantially all of the Premises untenantable and Tenant actually discontinues its business operations within the entire Premises or substantially all of the Premises from and after delivery of the First Notice.

If (i) Landlord reasonably believes that the requested maintenance and/or repair and/or service is not required because it is not a Required Obligation pursuant to the terms of the Lease, or (ii) Landlord is already performing the Required Obligation or other action Landlord reasonably believes appropriate in the circumstances in accordance with its obligations under the Lease, or (iii) Landlord does not reasonably believe that the failure to perform such Required Obligation results in a direct, material and adverse effect on Tenant’s use or access of the Premises rendering all, or substantially all of the Premises untenantable, then Landlord shall have the option within the thirty (30) day period after receipt of the Second Notice to submit the dispute to arbitration pursuant to Exhibit “J’ attached hereto or commence the requested repair and/or maintenance obligations and/or service and diligently pursue such action to completion as soon as reasonably possible.  If such repair and/or maintenance obligations and/or service restoration is a Required Obligation and is not undertaken by Landlord within such second thirty (30) day notice period and Landlord has not submitted the dispute to arbitration in accordance with Exhibit “J” attached hereto, then Tenant shall have the right to terminate this Lease by delivering written notice to Landlord and any Landlord’s Mortgagee of such termination, and this Lease shall terminate on the date which is five (5) days following the date of delivery of such notice to both parties and Landlord and Tenant shall have no further rights or obligations to the other accruing under the Lease after such termination date.

 20.                            DAMAGE BY FIRE, ETC.

(a)                                  If the Building, improvements, or Premises are rendered partially or wholly untenantable by fire or other casualty, and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within one hundred twenty (120) days of such damage, then either may terminate this Lease as of the date of such fire or casualty.  Landlord shall exercise its option provided herein by written notice to Tenant within sixty (60) days of such fire or other casualty and Tenant shall exercise its option by providing Landlord written notice within thirty (30) days of receipt of notice from Landlord that the repairs cannot be completed within one hundred twenty (120) days of the date of such casualty.  For purposes hereof, the Building, improvements, or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with Tenant’s use of the Premises for the purpose for which it was then being used. Notwithstanding the foregoing to the contrary, if a casualty of the type described above first occurs during the final twelve (12) months of the Term (which is calculated based on the expiration of the then current Term without regard to any unexercised options to extend), then Tenant may, at its option, elect to terminate this Lease upon written notice to Landlord within thirty (30) days after the casualty, whereupon the balance of the Term shall automatically expire on the fifth day after the notice is delivered and Landlord shall have no restoration obligations pursuant to this Section 20.  In the event Tenant fails to properly and timely deliver such notice of termination, Tenant shall be deemed to have waived such right to terminate.

(b)                                  If this Lease is not terminated pursuant to Paragraph 20(a), then Landlord shall proceed with all due diligence to repair and restore the Building, at Landlord’s cost, or the improvements or Premises at Tenant’s cost, as the case may be.  During the time period of any repair, Landlord shall use commercially reasonable efforts to provide the Tenant with temporary space from which to operate during such repair period, provided, however, Landlord is in no way obligated to provide Tenant with such temporary space if same is not readily available.

(c)                                  If this Lease shall be terminated pursuant to this Paragraph 20(a), the term of this Lease shall end on the date of such damage as if that date had been originally fixed in this Lease for the expiration of the term hereof.  If this Lease shall not be terminated pursuant to this Paragraph 20(a) and in the event that Landlord should fail to complete such repairs and material restoration within one hundred fifty (150) days after the date of such damage, Tenant may, at its option and as its sole remedy, terminate this Lease by delivering written notice to Landlord, whereupon the Lease shall end on the date of such notice as if the date of such notice were the date originally fixed in this Lease for the expiration of the term hereof; provided, however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, Acts of God, war, material or labor shortages, governmental regulation or control or other causes beyond the reasonable control of Landlord, the period for restoration, repair or rebuilding shall be extended for the amount of time Landlord is so delayed.

(d)                                  Tenant agrees that during any period of restoration or repair of the Premises, Tenant shall continue the operation of Tenant’s business within the Premises to the extent practicable.  During the period from the date of the damage until the date that the untenantable portion of the Premises is materially restored, the Rent shall be abated to the extent of the proportion of the Premises which is untenantable.

(e)                                  In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in or about the Premises by Tenant after the Commencement Date, however Landlord has the right but not the obligation to rebuild, repair, or replace at Tenant’s expense so much of the partitions, fixtures, additions and other improvements as may be necessary to ensure that the Premises are materially restored.  Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the sole benefit of the party carrying such insurance and under its sole control except that Landlord’s insurance may be subject to control by (i) the holder or holders of any indebtedness secured by a mortgage or deed of trust covering any interest of Landlord in the Premises, the Building, or the Property, and/or (ii) the ground lessor of the Property.

(f)                                    Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed of trust covering the Premises, Building, or Property requires that any insurance proceeds be paid to it, then Landlord shall have the right to terminate the Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such person, whereupon the Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the term.  Landlord shall use commercially reasonable efforts to determine whether such requirement shall apply within 60 days following the date of the casualty.

(g)                                 In the event of any damage or destruction to the Building or the Premises by any peril covered by the provisions of this Paragraph 20, Tenant shall, upon notice from Landlord, remove forthwith, at its sole cost and expense, all or such portion of the property belonging to the Tenant or its licensees from all of the Building or the Premises, or such portion, as Landlord shall request.  Tenant hereby acknowledges and agrees that Landlord shall not be liable for any loss, liability, costs, and expenses, including attorney’s fees, arising out of any claim or damage or injury as a result of any alleged failure to secure the Premises properly prior to such removal and/or during such removal, except for any claim, damage or injury caused by Landlord’s negligence or willful misconduct.

21.                               CONDEMNATION

(a)                                  If any substantial part of the Building, improvements, or Premises should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof and the taking would prevent or materially interfere with Tenant’s then existing permitted use of the Premises, this Lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this Lease for the expiration of the term hereof; provided, however, Tenant shall have a reasonable time to vacate the Premises following notice of such taking or the proposed effective date of such taking.

(b)                                  If part of the Building, improvements, or Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 21 (a), this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances, and Landlord shall undertake to restore the Building, improvements, and Premises to a complete architectural unit and in a condition suitable for Tenant’s use, as near to the condition thereof prior to such taking as is reasonably feasible under all circumstances.

(c)                                  Tenant shall not share in any condemnation award or payment in lieu thereof or in any award for damages resulting from any grade change of adjacent streets, the same being hereby assigned to Landlord by Tenant; provided, however, that Tenant may separately claim and receive from the condemning authority, if legally payable, compensation for Tenant’s removal and relocation costs and for Tenant’s loss of business and/or business interruption, except that no such claim shall diminish or otherwise adversely affect Landlord’s award or the awards of any and all ground and underlying lessors and mortgagees (including deed of trust beneficiaries).

(d)                                  Notwithstanding anything to the contrary contained in this Paragraph 21, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the term of this Lease, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall receive an abatement for Rent payable hereunder by Tenant during the term of this Lease during the period for which Tenant is not able to conduct its business operation within the Premises, in proportion to the amount of the Premises so taken or appropriated; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the term of this Lease, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use and occupancy of the Premises after the end of the term of this Lease.

22.                               SALE BY LANDLORD

The covenants and obligations of Landlord hereunder shall be binding upon the Landlord named herein and its successors and assigns, only with respect to their respective periods of time as Landlord hereunder.  In the event of a sale or conveyance by Landlord of the Building, the same shall operate to release Landlord from any liability for a failure to perform thereafter upon any of the covenants or conditions, express or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the successor in interest of Landlord in and to this Lease.  Tenant agrees to attorn to the purchaser or assignee in any such sale provided such purchaser or assignee agrees to assume Landlord’s obligations under this Lease

23.                               RIGHT OF LANDLORD TO PERFORM

All covenants and agreements to be performed by the Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent.  If the Tenant shall fail to pay any sum of money, other than Rent, required to be paid by it hereunder or shall fail to perform any other act on its part to be performed hereunder, and such failure shall continue past the time periods proscribed in Section 19(a) herein, the Landlord may, but shall not be obligated so to do, and without waiving or releasing the Tenant from any obligations of the Tenant, make any such payment or perform any such act on the Tenant’s part to be made or performed as in this Lease provided.  All sums so paid by the Landlord and all necessary incidental costs, together with interest thereon at the Agreed Interest Rate as defined in Paragraph 8 hereof from the date of such payments by the Landlord, shall be payable as Additional Rent to the Landlord within ten (10) days of demand therefor, and the Tenant covenants to pay any such sums, and the Landlord shall have, in addition to any other right or remedy of the Landlord, the same rights and remedies in the event of nonpayment thereof by the Tenant as in the case of default by the Tenant in the payment of the Rent.

24.                               SURRENDER OF PREMISES

(a)                                  Tenant shall, at least one hundred twenty (120) days before the last day of the term hereof, give to Landlord a written notice of intention to surrender the Premises on that date, but nothing contained herein or in the failure of Tenant to give such notice shall be construed as an extension of the term hereof or as consent of Landlord to any holding over by Tenant.

(b)                                  At the end of the term or any renewal thereof or other sooner termination of this Lease, the Tenant will peaceably deliver up to the Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed, reasonable wear and tear, damage by fire, earthquake, Act of God, or the elements alone excepted.  Tenant may, upon the termination of this Lease, remove all movable furniture and equipment belonging to Tenant, at Tenant’s sole cost, repairing any damage caused by such removal.  Property not so removed shall be deemed abandoned by the Tenant, and title to the same shall thereupon pass to Landlord.  Upon request by Landlord, unless otherwise agreed to in writing by Landlord, Tenant shall remove, at Tenant’s sole cost, any improvements or additions to the Premises installed by or at the expense of Tenant, which Landlord requires removal in accordance with Section 6 hereof, and all movable furniture and equipment belonging to Tenant which may be left by Tenant and repair any damage resulting from such removal.

(c)                                  The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger, and shall, at the option of the Landlord, either terminate all or any existing subleases or subtenancies, or operate as an assignment to Landlord of any or all such subleases or subtenancies.

25.                               WAIVER

If either Landlord or Tenant waives the performance of any term, covenant, or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent break or nonperformance of the same or any other term, covenant, or condition contained herein.  Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent.  Failure by Landlord to enforce any of the terms, covenants, or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right of Landlord to insist thereafter upon strict performance by Tenant.  Waiver by Landlord of any term, covenant, or condition contained in this Lease may only be made by a written document signed by Landlord.

26.                               NOTICES

All notices and demands which may or are required to be given by either party to the other hereunder shall be in writing and shall be deemed given when delivered or when mailed as required below or when delivery is refused.  All notices and demands by the Landlord to the Tenant shall be either delivered to the addresses set forth in the Basic Lease Information or sent by a commercial interstate courier service offering proof of delivery or by United States Certified or Registered mail, postage and fees prepaid, addressed to the Tenant at the addresses set forth in the Basic Lease Information, or to such other place as the Tenant may from time to time designate in a notice to the Landlord.  All notices and demands by the Tenant to the Landlord shall be sent by United States Certified or Registered mail, postage prepaid, or reputable overnight delivery service addressed to the Landlord at each of the addresses specified in the Basic Lease Information, or to such other firm or to such other place as Landlord may from time to time designate in a notice to the Tenant.  If requested by Landlord, Tenant shall send copies of any notices and demands by Tenant to the holder or holders of any mortgage or deed of trust on the Property or any part thereof.

27.                               RENTAL ADJUSTMENT

(a)                                  The initial Expense Stop Rent is  $7.00 per rentable square foot per year, or Fifteen Thousand Three Hundred Thirty-two and 91/100ths Dollars  ($15,332.91) per month as set forth in the Basic Lease Information on Page 1 of the Lease.  Said Expense Stop Rent shall be subject to adjustment on the first day of each January after the Commencement Date (the “Rental Adjustment Date”) in the manner set forth below.

(b)                                  Rental Adjustment; Operating Cost Increases.  In addition to the payment of Net Rent and Expense Stop Rent, and all other charges provided for in this Lease, Tenant shall pay its Pro Rata Share of any increase in the total annual Operating Costs of the Building as hereinafter defined:

Definitions

(i)                                     Expense Stop:  The Expense Stop, for purpose of this Paragraph 27 is $7.00  per square foot of rentable area of the Premises.  The Expense Stop is based upon Landlord’s reasonable best estimates of the Operating Costs for a fully assessed and ninety-five percent (95%) occupied building.

(ii)                                  Comparison Year:  Each calendar year during the term of this Lease.

(iii)                               Operating Costs:  All expenses incurred by Landlord as reasonably determined by Landlord to be necessary or appropriate for the operation, maintenance, and repair of the Building, the personal property used in conjunction therewith, the land upon which the Building is situated, and the parking facility situated on the land.  Operating Costs shall include, but are not limited to, all expenses incurred by Landlord for heating, cooling, electricity, water, gas, sewers, refuse collection, telephone services not chargeable to tenants, and similar utility services not chargeable to Tenants; the cost of supplies, janitorial and cleaning, security services, landscaping maintenance and replacements, window washing, insurance, management fees not in excess of such fees charged in comparable Class A suburban office buildings located in the metropolitan Atlanta, Georgia area, services of independent contractors performing duties necessary to the operation of the Building, personal property taxes relating to improvements, fixtures, furniture or equipment, or other items owned by Landlord and used in connection with the Building, and real property taxes, the Building’s prorata share of assessments made by the Preston Ridge Associates, Inc. (or any other organization designated with similar authority),  the costs, including interest, amortized over its useful life of any capital improvement made to the Building by or on behalf of Landlord after the date of this Lease which is required by a Law that was not applicable to the Building as of the date of this Lease, and of the acquisition and installation of any device or equipment designed to improve the operating efficiency of any system within the Building or which is required to improve the safety of the Building, ,  the cost of compensation (including employment taxes and fringe benefits) of all persons who perform duties in connection with the Building, including the Building Manager (which costs shall be prorated to the extent that any such employee shares time on the Building or any other properties), and any other expense or charge which, when determined in accordance with accepted principles of sound management and accounting practices applicable to first-class office building complexes and consistently applied, would be considered an expense of maintaining, operating, or repairing the Building and the land upon which it is situated.

Operating Costs shall not include the following items:

Advertising and promotional expenditures, leasing commissions, finders’ fees, brokerage fees and similar fees, and costs incurred with the negotiation or enforcement of leases (but not management fees); rent under any ground leases; costs of furnishing services to other tenants or occupants to the extent that such services are materially in excess of services Landlord offers to all tenants at Landlord’s expense; lease takeover costs incurred by Landlord in connection with new leases at the Property; costs and expenses of the sale of all or any portion of the Property; amounts actually received by Landlord through the proceeds of insurance to the extent the proceeds are compensation for expenses which were previously included in operating expenses; costs incurred by Landlord with respect to repairs, goods, and services (including utilities sold and supplied to tenants and occupants of the Property) to the extent that Landlord is reimbursed for such costs or provides the same selectively to one or more tenants; costs incurred by Landlord due to the violation by Landlord of the terms and conditions of any lease of space in the Property any loan document, ground leases or Laws in effect as of the date of this Lease; interest, points and fees on debt or amortization or for any mortgage or mortgages encumbering the Property, or any part thereof, and all principal, escrow deposits and other sums paid on or in respect to any indebtedness (whether or not secured by a mortgage lien) and on any equity participations of any lender or lessor, and all costs incurred in connection with any financing, refinancing or syndication of the Property, or any part thereof; depreciation and, except as otherwise expressly provided for above, amortization; the costs of the original construction of the Property and the improvements or any addition or expansion thereof (as opposed to regular maintenance and repair of the Property and the improvements); income, franchise, transfer, inheritance, capital stock, estate, profit, gift, gross receipts or succession taxes; salaries, fringe benefits and other compensation for personnel not directly involved in the operation or management of the Building; costs and expenses of the sale of all or a portion of the Property; costs of performing tenant installations (including permit, license and inspection fees) for any individual tenant or for performing work or furnishing services to or for individual tenants at such tenant’s expense and any other contribution by Landlord to the cost of tenant improvements and any costs or expenses incurred in the procurement of tenants for the Building; rentals and other related expenses incurred in leasing air-conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature except for customary office equipment; costs incurred by Landlord in discharging its obligations under the Lease which are to be discharged at Landlord’s sole cost and expense; except as expressly provided for above, structural repairs and replacements or repairs and replacements of a capital nature; any costs, fines, or penalties incurred because Landlord violated any Law in effect prior to the date of this Lease (as opposed to the cost of complying with any Law which becomes effective from and after the date of this Lease); costs incurred to test, survey, clean up, contain, abate, remove, or otherwise remedy hazardous wastes or asbestos-containing materials from the Property unless the wastes or asbestos-containing materials were in or on the Property because of Tenant’s negligence or intentional acts or unless such tests or other remedies are required by Landlord’s mortgagee; costs incurred in operation of any private club, now or in the future, located within the office park and expenses incurred by the Landlord, if any, in connection with operation, cleaning, repair, safety, management security, maintenance or other services of any kind provided in any portions of the Buildings which are leased or designed to be used for retail, garage or storage purposes [except if and to the extent the tenant of such retail, garage or storage space pays its pro rata share of Operating Costs (or like reimbursement method)]; costs incurred for repairs or maintenance that are actually reimbursed by warranties or guarantees or the exercise of eminent domain (but only to the extent Landlord is compensated for any takings by the exercise of eminent domain); and unrecovered expenses resulting directly from the negligence of the Landlord.  All  special assessments by the local governing authority, which may be paid by Landlord in installments, shall be paid by Landlord in the maximum number of installments permitted by law and charged as operating expenses only in the year in which the assessment installment is actually paid.

(iv)                              Actual Costs:  The actual amount paid or incurred by Landlord for Operating Costs during any Comparison Year.

(v)                                 Estimated Costs:  Landlord’s reasonable estimate of Actual Costs for each Comparison Year which shall be prepared in good faith by Landlord.

(b)                                  Gross Up:   In the event that the Building is not at least 95% occupied during any period of the Comparison Year, Landlord shall make reasonable adjustments necessary to project what the Actual Costs would have been had the Building been 95% occupied during the full term of the year and those projected Operating Costs shall be deemed to be the Actual Costs for purposes of this Paragraph; provided that such “gross up” shall be performed in accordance with accepted principles of sound management and accounting principles applicable to comparable “Class A” suburban office buildings and consistently applied.

(c)                                  Payment of Tenant’s Pro Rata Share of Estimated Costs:  At least thirty (30) days prior to the commencement of each Comparison Year during the term hereof, Landlord shall furnish Tenant with a written statement, prepared in good faith, setting forth the

Estimated Costs for such Comparison Year, and a statement showing the amount by which Tenant’s Pro Rata Share of the Estimated Costs exceeds the Expense Stop.  Tenant shall pay one twelfth (1/12) of its Pro Rata Share of such excess monthly.

(d)                                  Payment of Tenant’s Pro Rata Share of Actual Costs:  Within ninety (90) days after the close of each Comparison Year, Landlord shall deliver to Tenant a written statement setting forth the Actual Costs during that Comparison Year, together with appropriate documentation, if so requested by Tenant.  If such Actual Costs exceed the Estimated Costs paid by Tenant to Landlord for such Comparison Year, Tenant shall pay to Landlord its Pro Rata Share of such excess within forty-five (45) days after receipt of such statement.  If the statement shows such Actual Costs to be less than the Estimated Costs, then Landlord shall credit the difference against Rent due for the calendar months next following receipt of Landlord’s written statement, or at Landlord’s option, refund the difference to Tenant if the term has expired.

(e)                                  Cap on Controllable Operating Costs.  Notwithstanding anything to the contrary set forth herein, Landlord does hereby agree that, solely for purposes of determining Tenant’s Pro Rata Share of Operating Costs, the portion of Operating Costs attributable to all items other than taxes, insurance (as a result in increases in premiums or as a result of increases or changes in the coverages required by Landlord’s mortgagee), utilities and security costs (such portion being referred to herein as the “Controllable Expenses”) shall not exceed in any calendar year the Controllable Expenses in the year 2004 increased by 5% per annum on a cumulative, compounded basis. For example, if the Controllable Expenses for year 2004 (annualized) are $7.00 per rentable square foot, the Controllable Expenses for year 2005 shall not exceed $7.35 per rentable square foot, the Controllable Expenses for year 2006 shall not exceed $7.72 per rentable square foot, etc.

(f)  So long as no Event of Default exists, Tenant shall be entitled to review such supporting documentation of the Operating Costs as Tenant shall reasonably request.  Tenant may, at Tenant’s sole cost and expense, audit Landlord’s books and records pertaining to its Operating Costs in order to verify the accuracy of such expenses; provided, however, that:

(i)                                     Tenant notifies Landlord in writing, within ninety (90) days after receipt of Landlord’s annual statement of Operating Costs, of its intent to audit such Operating Costs and completes the audit and provides Landlord with the audit results within 180 days of such notification; and

(ii)                                  Such audit shall be conducted only during regular business hours at the office where Landlord maintains the Operating Cost records and only after Tenant gives Landlord at least thirty (30) days prior written notice; and

(iii)                               Such audit shall be conducted by a certified public accountant employed by an independent and reputable certified public accounting firm or consulting firm, but in no event shall the certified public accounting firm or consulting firm be employed by Tenant on a contingency fee basis; and

(iv)                                Tenant shall reimburse Landlord for the cost of reproducing any records requested by Tenant or its auditors; and

(v)                                   If the amount of Operating Costs for the Building set forth in Landlord’s annual statement exceeds by more than seven percent (7%) the amount of Operating Costs for the Building as determined by such audit, then the reasonable cost of such audit shall be borne by Landlord, and Landlord shall reimburse Tenant for such cost; and

(vi)                                No such audit shall be conducted if any other tenant has conducted an audit for the time period Tenant intends to audit, and Landlord, at its sole option, furnishes to Tenant a copy of the results of such audit, which shall be the basis on which any reimbursements are made by Landlord; and

(vii)  In the event that Tenant shall request an audit of any such Operating Costs, then pending resolution of such audit, Tenant shall nevertheless continue to make payments as required by Landlord.

28.                               CERTAIN RIGHTS RESERVED TO THE LANDLORD

The Landlord may enter upon the Premises and/or may exercise any or all of the following rights hereby reserved without being deemed guilty of an eviction or disturbance of the Tenant’s use or possession and without being liable in any manner to the Tenant and without abatement of Rent or affecting any of the Tenant’s obligations hereunder:

(a)                                  To change the name or street address of the Building;

(b)                                  To install and maintain a sign or signs on the exterior of the Building provided that Tenant shall be entitled to the signage provided in Section 46;

(c)                                  To designate all sources furnishing sign painting and lettering, towels, carpet cleaning service, lamps and bulbs used on the Premises;

(d)                                  To retain at all times pass keys to the Premises;

(e)                                  So long as the same is consistent with comparable Class A suburban office buildings located in the metropolitan Atlanta, Georgia area, to grant to anyone the exclusive right to conduct any particular business or undertaking in the Building provided that Landlord shall not grant an exclusive pursuant to this Section 28(e) which materially interferes with Tenant’s business operations within the Premises;

(f)                                    To close the Building after regular working hours and on the legal holidays subject, however, to Tenant’s right of admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include, by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building; and

(g)                                 Subject to the other express terms of this Lease, to take any and all measures, including inspections, repairs, alterations, decorations, additions, and improvements to the Premises or the Building, and identification and admittance procedures for access to the Building as may be necessary or desirable for the safety, protection, preservation or security of the Premises or the Building or the Landlord’s interests, or as Landlord may deem necessary or desirable in the operation of the Building provided that Landlord shall take commercially reasonable efforts to minimize any material interference with Tenant’s use and occupancy of the Premises.

29.                               ABANDONMENT  Intentionally omitted.

30.                               SUCCESSORS AND ASSIGNS

Subject to the provisions of Paragraph 9 hereof, the terms, covenants, and conditions contained herein shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators, and assigns of the parties hereto.

31.                               ATTORNEY’S FEES

In the event that any action or proceeding is brought to enforce any term, covenant, or condition of this Lease on the part of Landlord or Tenant, the prevailing party in such litigation shall be entitled to reasonable attorney’s fees to be fixed by the court in such action or proceeding.

32.                               SECURITY DEPOSIT [INTENTIONALLY OMITTED]

33.                               FINANCIAL STATEMENTS

Within ten (10) days following Landlord’s request therefor, Tenant shall provide to Landlord copies of (a) the most recent fiscal year financial statements for Tenant and the Guarantor of this Lease, as audited by a certified public accountant, and (b) the most recent fiscal quarter financial statements for Tenant and the Guarantors of this Lease, as certified, respectively, by Tenant and the Guarantor.  The financial statements shall include, but not necessarily be limited to, a balance sheet, statements of income and retained earnings, and a statement of source and uses of funds.  All such statements shall be prepared in accordance with the generally accepted accounting principles.

34.                               AUTHORITY

If Tenant or Landlord signs as a corporation or partnership, Tenant and Landlord do hereby covenant and warrant that  they are a duly authorized and existing corporation or partnership, as the case may be, that Tenant and Landlord have and are qualified to do business in Georgia, that the corporation or partnership has full right and authority to enter into this Lease, and that each and all of the persons signing on behalf of the corporation or partnership are authorized to do so.

35.                               MORTGAGEE AND GROUND LESSOR APPROVALS

The approval or consent of Landlord shall not be deemed to have been unreasonably withheld for purposes of any provisions of this Lease requiring such consent if any mortgagee (which shall include the holder of any deed of trust) of the Premises, Building, or Property or any portion thereof, shall refuse or withhold its approval or consent thereto.  Any requirement of Landlord pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be deemed to have been reasonably imposed by Landlord if made in good faith.  Notwithstanding anything in this Paragraph 35 to the contrary, any requirement of Landlord pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be made in good faith by Landlord.

36.                               MISCELLANEOUS

(a)                                  (i) The term “Premises” wherever it appears herein includes and shall be deemed or taken to include (except where such meaning would clearly be repugnant to the context) the office space demised and improvements now or at any time hereinafter comprising or built in the space hereby demised.  (ii) The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit, or describe the scope or intent of any provision of this Lease.  (iii) The term “Landlord” in these presents shall include the Landlord, its successors and assigns.  (iv) In any case where the Lease is signed by more than one person, the obligations hereunder shall be joint and several.  (v) The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their and each of their respective successors, executors, administrators, and permitted assigns, according to the context hereof.  (vi) The term “Lease” wherever it appears herein shall be deemed or taken to include the Basic Lease Information and all paragraphs and exhibits attached hereto and made a part hereof.  (vii) Anywhere where Landlord’s or Tenant’s consent or approval is required herein, unless expressly provided in this Lease to the contrary, such consent or approval will not be unreasonably withheld, conditioned, or delayed.

(b)                                  Time is of the essence of this Lease and all of its provisions.  Periods of time expressed in days for performance, unless otherwise specified, shall mean calendar days.

(c)                                  This Lease shall in all respects be governed by the laws of the State of Georgia.

(d)                                  This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations.  There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.  This Lease may not be modified except by a written instrument by the parties hereto.

(e)                                  All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the term of this Lease shall survive the expiration or earlier termination of the term hereof.

(f)                                    If any clause, phrase, provision, or portion of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair, or render invalid or unenforceable the remainder of this Lease or any other clause, phrase, provision or portion hereof, nor shall it affect the application of any other clause, phrase, provision, or portion hereof to other persons or circumstances, and it is also the intention of the parties to this Lease that in lieu of each such clause, phrase, provision, or portion of this Lease that is invalid or unenforceable, there be added as a part of this Lease contract a clause, phrase, provision or portion as similar in terms to such invalid or unenforceable clause, phrase, provision, or portion as may be possible and be valid and enforceable.

(g)                                 In the event of a strike, lockout, labor trouble, civil commotion, an act of God, or any other event beyond either party’s control (a “force majeure event”) which results in the Tenant being unable to timely perform its obligations hereunder (other than the Tenant’s obligation to pay Rent), so long as such party diligently proceeds to perform such obligations after the end of the force majeure event, the delayed party shall not be in breach hereunder.  Nothing herein shall extend the time for Tenant to make payment of Rent due hereunder.

(h)                                 Notwithstanding any other provision of this Lease to the contrary, if the Commencement Date hereof shall not have occurred before the twentieth (20th) anniversary of the date hereof, this Lease shall be null and void and neither party shall have any liability or obligation to the other hereunder.  The purpose and intent of this provision is to avoid the application of the rule against perpetuities to this Lease.

(i)                                    Anything contained in the foregoing provisions of this section to the contrary notwithstanding, neither Tenant nor any other person having an interest in the possession, use, occupancy, or utilization of the Premises shall enter into any lease, sublease, license, concession, or other agreement for use, occupancy, or utilization of space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts of sales), and any such proposed lease, sublease, license, concession, or other agreement shall be absolutely void and ineffective as a conveyance of any right of interest in the possession, use, occupancy, or utilization of any part of the Premises.

(j)                                    Neither this Lease nor any memorandum or short form hereof shall be recorded in any public records.

37.                               LANDLORD’S LIEN

The Landlord hereby waives any statutory lien for Rent or other charges due under this Lease in Landlord’s favor or any other lien rights the Landlord may have, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper, and other personal property of Tenant situated on the Premises.  Landlord shall cooperate with Tenant and any mortgagee or lender of Tenant with respect to the execution of commercially reasonable lien waivers that may be required by Tenant, Tenant’s lender or Tenant’s mortgagee.

38.                               QUIET ENJOYMENT

Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, so long as no Event of Default exists, shall peaceably and quietly have, hold,  and enjoy the Premises for the term hereof without hindrance or molestation from Landlord, Landlord’s mortgagee, ground lessor or Landlord’s successors or assigns subject to the terms and provisions of this Lease.  Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance; provided, however that Landlord shall use commercially reasonable efforts to enforce Landlord’s rights against third parties within Landlord’s reasonable control and against other tenants of the Building pursuant to the terms of the leases for such tenants.

39.                               LANDLORD’S LIABILITY

Landlord’s obligations and liability with respect to this Lease shall be limited solely to (i) Landlord’s interest in the Building and any proceeds derived from the sale of the Building, as such interest is constituted from time to time, and (ii) any profits from rentals received by Landlord in connection with the Building, accruing from and after the date of any final and unappealable judgment entered against Landlord, excluding therefrom any amounts included in such rental for operating costs and expenses for the Building, neither Landlord nor any partner of Landlord, or any officer, director, shareholder, or partner of any partner of Landlord, shall have any personal liability whatsoever with respect to this Lease.  No owner of the Property, whether or not named herein, shall have liability hereunder after it ceases to hold title to the Property except for any liability that accrues prior to the conveyance of the Property.

40.                               NO ESTATE

This contract shall create the relationship of Landlord and Tenant, and no estate shall pass out of Landlord.  Tenant has only a usufruct, not subject to levy and sale and not assignable by Tenant, except as provided for herein and in compliance herewith.

41.                               SUBSTITUTION OF PREMISES

Intentionally omitted.

42.                               LEASE EFFECTIVE DATE

Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease, and it is not effective as a lease or otherwise until execution by both Landlord and Tenant.

43.                               HAZARDOUS MATERIALS

Neither Landlord nor Tenant shall cause or permit the escape, disposal, or release of any biologically or chemically active or other hazardous substances or materials in, on, or about the Property.  Neither Landlord nor Tenant shall allow the storage or use of such substances or materials in, on, or about the Property in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Property any such materials or substances except to use in the ordinary course of such party’s business, and then only after written notice has been given to Landlord of the identity of such substances or materials excepting, however, ordinary office and cleaning supplies. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local laws and the regulations adopted under these acts.  If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of hazardous materials in, on, or about the Property, then the reasonable costs thereof shall be reimbursed by Tenant to Landlord upon demand as additional charges if such requirement applies to Tenant’s use and occupancy of the Premises to the extent that a reasonable concern exists regarding the presence of hazardous materials or substances within the Premises.  Landlord shall indemnify and hold harmless Tenant for any cost, loss, expense or liability incurred by Tenant as a result of the release or presence of hazardous materials or substances at the Property caused by Landlord.  In addition, each party shall execute affidavits, representations, and the like from time to time at the other party’s request concerning its actual knowledge and belief regarding the presence of hazardous substances or materials introduced by such party on the Premises, the Building or Property.  In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease from any release of hazardous materials in, on, or about the Premises occurring while Tenant is in possession, or elsewhere if caused by Tenant or persons acting under Tenant.  The within covenants shall survive the expiration or earlier termination of the lease term.

44.                               FIRST MONTH’S RENT

Rent for the thirteenth (13th) full calendar month following the Commencement Date in the amount of Forty Four Thousand Five Hundred Twenty and 21/100ths Dollars ($44,520.21) shall be due and payable upon Lease execution by Tenant.  Check(s) should be made payable to GERMANIA PROPERTY INVESTORS XXXIV, L.P.

45.                               BROKERS

Tenant represents and warrants to Landlord that, except for those broker(s) set forth in the Basic Lease Information (collectively, the “Brokers”), Tenant has not engaged or had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Premises to Tenant who would be entitled to any commission or fee based on the execution of this Lease. Tenant hereby indemnifies Landlord against and from any claims for any brokerage commissions (except those payable to the Brokers, all of which are payable by Landlord pursuant to a separate agreement) and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  Landlord represents and warrants to Tenant that, except for the Brokers, Landlord has not engaged or had any conversations or negotiations with any broker, finder or other third party concerning the leasing of the Premises to Tenant who would be entitled to any commission or fee based on the execution of this Lease. Subject to the terms of Section 47 below, Landlord hereby indemnifies Tenant against and from any claims for any brokerage commissions arising in connection with this Lease and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses, for any breach of the foregoing.  The foregoing indemnifications shall survive the termination of this Lease for any reason.

46.                               SIGNAGE.  (a)                  Tenant shall be entitled to:

(i)  Signage identification on the Building’s standard lobby directory. Landlord shall furnish and install at Landlord’s expense, the Building’s standard lobby directory, however, the costs for Tenant’s graphics, including installation, shall be at Tenant’s sole cost and expense;

(ii)  Signage identification on the Building’s standard entry door signage to the Premises. The costs for the Building standard entry door signage and Tenant’s graphics, including installation, shall be at Tenant’s sole cost and expense;

(iii)  Signage identification on the walls of elevator lobby and entrance doors on any full floors leased by Tenant shall be at Tenant’s sole  cost and expense;

(iv)  Non-exclusive signage identification on the Building’s monument sign located at the entrance of the Property off of Preston Ridge Road (“Monument”).  The location of Tenant’s name on the Building’s monument sign shall be mutually agreed upon by Landlord and Tenant.  Landlord shall furnish and install, at Landlord’s sole cost and expense, the Building’s monument sign, however, the costs for Tenant’s graphics, including installation, shall be at Tenant’s sole cost and expense;

(b)                                  Tenant’s signage rights as provided hereinabove in this Section 46 shall be subject to Tenant providing Landlord with detailed specifications for the design and placement of any signage for the Landlord’s approval, which approval shall not be unreasonably withheld or delayed.  Landlord may reasonably  withhold approval of the submitted signage if the design or location of such signage is inconsistent incompatible with the design of the Building’s standard signage, or such signage would materially detract from the appearance of the Building.  Landlord and Tenant hereby confirm that all exterior signage is subject to the ordinances of Fulton County and Alpharetta, GA, as well as restrictions imposed by Preston Ridge Associates, Inc.  Signage on any floor occupied in its entirety by Tenant is not required to conform to the Building’s standard design guidelines established by Landlord.

(c)                                  Upon either: (i) an Event of Default, (ii) the assignment of the Lease or sublet of the Premises to any entity other than a Permitted Affiliate or Permitted Successor, or (iv) the occurrence of an event which causes Tenant (or any Permitted Affiliate or Permitted Successor) to no longer occupy a full floor of the Building,  Landlord shall have the right, but not the obligation, to remove

Tenant’s signage from the Monument, to repair all injury or damage resulting from such removal, reasonable wear and tear excepted, and Tenant shall reimburse Landlord for all actual cost incurred in connection therewith.

47.                               CONTINGENCY.

(a)                                  Landlord acknowledges that Tenant and Kimberly-Clark Corporation (“KCC”) are currently contemplating the closing (“Closing”) of the distribution by KCC to its stockholders of all of the common stock of the Tenant pursuant to a Distribution Agreement to be entered into by Tenant and KCC. In the event that the Closing shall not have occurred on or before December 31, 2004, for whatever reason, or Tenant has otherwise determined that the Closing will not occur by such date (the “Trigger Date”), the Tenant shall have the one time right to terminate this Lease (the “Termination Option”) effective on the date which is fifteen (15) days following Tenant’s written notice (the “Termination Notice”) to Landlord exercising such Termination Option (“Termination Effective Date”).  Upon delivery of the Termination Notice, the Tenant shall deliver to the Landlord the Termination Fee (as hereinafter defined) in good and collectible funds.  Following delivery of the Termination Notice, the Lease shall terminate effective as of the Termination Effective Date and Tenant shall be obligated to surrender the Premises unto Landlord on the Termination Effective Date and thereafter neither party shall owe any further obligation one to the other except for (i) payment of the Termination Fee, (ii) any other obligations expressly set forth in this Section 47 and (iii) those obligations under the Lease which are intended to survive the expiration or earlier termination of the Lease.  The Tenant and KCC have not, and do not hereby make any representation or warranty that the Closing will occur and, except for as expressly set forth in this Section 47, shall not suffer any liability herein as a result of the failure of the Closing to occur on or before the Trigger Date.  Further, notwithstanding anything herein to the contrary, the Tenant shall have the right to extend the Trigger Date by up to four (4) additional months (but in no event beyond April 31, 2005) by providing the Landlord written notice of the same.

(b)                                 The term “Termination Fee” shall be an amount equal to:  (i) $81,659.78 (i.e., the loss of rents caused by Landlord’s early termination of Covansys Corporation, plus (ii) the Allowance, less any portion of the Allowance not actually disbursed by Landlord, plus (iii) $262,850 (i.e., $10.00 per rentable square foot of the Premises) (the “Penalty”) (iii) any brokerage commission disbursed by Landlord to the Brokers, not to exceed $75,000.00, plus (iv) any attorney’s fees incurred by Landlord in connection with this Lease, not to exceed $20,000.00, plus (v) any lender or servicer fees incurred by Landlord in connection with this Lease, not to exceed $7,500.00, plus (vii) in the event the Tenant does not terminate the Lease on or before November 1, 2004 a per diem charge of $627.78 for every day following November 1, 2004 until the date the Tenant terminates the Lease (the “Per Diem Fee”).  In the event that Tenant has not exercised the Termination Option on or prior to the Trigger Date and in the event Landlord and Tenant amend the Lease in the future, Landlord and Tenant agree to remove this Section 47 from the Lease.  This Termination Option and this Special Stipulation 1 are personal to Neenah Paper, Inc., a Delaware corporation, may not be exercised by any party other than Neenah Paper, Inc., a Delaware corporation and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or a part of the Premises.  Landlord, Tenant and KCC acknowledge and agree that, while KCC has no right to exercise the Termination Option set forth in this Section 47, KCC shall cause the payment of the Termination Fee by or on behalf of Tenant in accordance with the terms of this Section 47.

(c)                                  In the event that, as of the Trigger Date, the Work (as defined in Exhibit C attached hereto) has not been completed in full in accordance with the Plans, Tenant shall have the option to either (a) pay to Landlord the Termination Fee in full, or (b) complete the Work pursuant to the terms of the Plans and pay to Landlord the Termination Fee minus the Penalty on or before the Termination Effective Date; provided, however, in the event that the cost of the Work remaining to be completed pursuant to the terms of the Plans is less than the Penalty, the parties agree that Tenant shall not complete the Work, but instead shall pay to Landlord the Termination Fee, minus the Penalty, as well as the cost of the Work remaining to be completed pursuant to the terms of the Plans (which payment shall be in lieu of the Penalty).  In the event that Tenant elects to complete the Work in lieu of paying the Penalty as set forth in this Section 47(c), the Termination Effective Date shall be extended for a reasonable time in order to allow for the completion of the Work. Landlord and Tenant shall cooperate in determining a reasonable construction schedule for the completion of the Work in accordance with the terms hereof.   In the event that, as of the Termination Effective Date, the Work has been completed in full in accordance with the terms of the Plans, then the Termination Fee to be paid by Tenant shall be reduced by the amount of the Penalty.

(d)                                 In the event that Tenant terminates the Lease in accordance with the terms of this Termination Option, the Landlord shall retain all improvements to the Premises performed by Tenant, and notwithstanding anything contained in Section 6 of the Lease to the contrary, Tenant shall have no right or obligation to remove any alterations, additions or improvements made to the Premises following the Delivery Date; provided, however, Tenant shall surrender the Premises to Landlord on the Termination Effective Date in broom clean condition and otherwise in the condition required by Section 24 of the Lease; provided, however, that the Tenant shall have the right to remove its furniture, equipment and other personal property.

IN WITNESS WHEREOF, the parties hereto have executed this Lease under seal the day and year first above written.

LANDLORD			TENANT

GERMANIA PROPERTY INVESTORS XXXIV, L.P.,			NEENAH PAPER, INC.,
a Georgia limited partnership			a Delaware Corporation

By:	Germania-Preston, LLC, a Georgia limited
	liability company		By:	/s/ Sean T. Erwin

	By:	/s/ Michael G. Werner	Name:	Sean T. Erwin
Michael G. Werner, Vice President
			Title:	CEO

Date:	June 29, 2004		Date:	June 29, 2004

WITNESS:			WITNESS:

By:	[witnessed]		By:	[witnessed]

(Affix Corporate Seal)			(Affix Corporate Seal)

(Signatures continue on the following page)

The undersigned joins in the execution of this Lease solely for the purposes of acknowledging and agreeing to such party’s obligations under Section 47 of this Lease:

KIMBERLY-CLARK CORPORATION, a Delaware Corporation

By:	/s/ Rodney G. Olsen
Name:	Rodney G. Olsen
Title:	Vice President Finance

(Rev. 2/91)

EXHIBIT “A”

RULES AND REGULATIONS

1.                                      Sidewalks, halls, passages, exits, entrances, elevators and stairways shall not be obstructed by tenants or used by them for any purpose other than for ingress to and egress from their respective premises.  The halls, passages, exits, entrances, elevators, escalators and stairways are not intended for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any tenant normally deals in the ordinary course of such tenant’s business unless such persons are engaged in illegal activities.  No tenant, and no employees or invitees of any tenant, shall go upon the roof of the Building, except as authorized by Landlord.

2.                                      No sign, placard, picture, name, advertisement or notice, visible from the exterior of the premises shall be inscribed, painted, affixed, installed or otherwise displayed by any tenant either on its premises or any part of the Building without the prior written consent of Landlord, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice installed without the Landlord’s consent without notice to and at the expense of that tenant.

If Landlord shall have given such consent to any tenant at any time, whether before or after the execution of the lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of such lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.

All approved signs or lettering on doors and walls shall be printed, painted, affixed or inscribed at the expense of the tenant by a person approved by Landlord.

3.                                      The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of tenants only and Landlord reserves the right to exclude any other names therefrom.  Tenant is hereby granted the right to have its name and location displayed on the bulletin board or directory.

4.                                      No curtains, draperies, blinds, shutters, shades, screens or other coverings, awning, hangings or decorations shall be attached to, hung or placed in or used in connection with, any window or door on the premises of any tenant without the prior written consent of Landlord.  In any event and with the prior written consent of Landlord, all such items shall be installed in such a manner that they shall in no way be visible from the exterior of the Building.  No articles shall be placed or kept on the window sills so as to be visible from the exterior of the Building.  No articles shall be placed against glass partitions or doors which might appear unsightly from outside the premises of any tenant.

5.                                      Landlord reserves the right to exclude from the Building between the hours of 6 p.m. and 8 am Monday through Friday and at all hours on Saturdays, Sundays, and holidays all persons who are not tenants or their accompanied guests in the Building.  Each tenant shall be responsible for all persons whom it allows to enter the Building and shall be liable to Landlord for all acts of such persons.

Landlord shall in no case be liable for damages for error with regard to the admission to or exclusion from the Building of any person.

During the continuance of any invasion, mob, riot, public excitement or other circumstance rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of tenants and protection of the Building and property in the Building.

6.                                      No tenant shall employ any person or persons other than the janitor or Landlord for the purpose of cleaning the Premises unless otherwise agreed to by Landlord in writing.  Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the Building for the purpose of cleaning the same.  No tenant shall cause any unnecessary labor by reason of such tenant’s carelessness or indifference in the preservation of good order and cleanliness of the premises.

7.                                      No tenant shall accept barbering or bootblacking services in its premises except from persons authorized by Landlord.

8.                                      Each tenant shall see that all doors of its premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before the tenant or its employees leave such premises, and that all utilities shall likewise be carefully shut off, so as to prevent waste or damage.  On multiple-tenancy floors, all tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

9.                                      As more specifically provided in each tenant’s lease, each tenant shall not waste electricity, water or air conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air conditioning, and shall

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refrain from attempting to adjust any controls.  Each tenant shall keep window coverings in its premises closed when the effect of sunlight or cold weather would impose unnecessary loads on the Building’s heating or air conditioning systems.

10.                               No tenant shall alter any lock or access device or install a new or additional lock or access device to any bolt on any door of its premises without the prior written consent of Landlord. If Landlord shall give its consent, the tenant shall in each case furnish Landlord with a key for any such lock (unless the lock is for secure areas, and then only to the extent required by Law).

11.                               No tenant shall make or have made additional copies of any keys or access devices provided by Landlord.  Each tenant, upon the termination of the tenancy, shall deliver to Landlord  all keys or access devices for the Building, offices, rooms and toilet rooms which shall have been furnished to the tenant or which the tenant shall have made.  In the event of the loss of any keys or access devices so furnished by Landlord, tenant shall pay Landlord therefor.

12.                               The toilet rooms, toilets, urinals, wash bowls, and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever, including coffee grounds, shall be thrown therein, and the expense of any breakage, stoppage or damages resulting from violation of this rule shall be borne by the tenant who, or whose employees or invitees, shall have caused it.

13.                               No tenant shall use or keep on its premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities necessary for the operation or maintenance of office equipment.  Such limited quantities shall be only stored in containers approved by appropriate regulatory agencies.  No tenant shall use any method of heating or air conditioning other than that supplied by Landlord.

14.                               No tenant shall use, keep or permit to be used or kept in its premises any foul or noxious gas or substance or permit or suffer such premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other tenants or those having business therein, nor shall any birds or animals other than seeing eye dogs and like animals be brought or kept in or about any premises of the Building.

15.                               No cooking shall be done or permitted by any tenant on its premises except for cooking in standardized non-commercial microwave ovens (except that use by the tenant of Underwriter’s Laboratory approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages for tenants and their employees shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state, and city laws, codes, ordinances, rules and regulations) nor shall its premises be used for lodging.

16.                               Except with the prior written consent of Landlord, no tenant shall sell or permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on its premises, nor shall tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting, printing, photocopying or any similar business in or from its premises for the service or accommodation of occupants of any other portion of the Building, nor shall its premises be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, nor shall its premises be used for any improper, immoral or objectionable purpose, or any business activity other than that specifically provided for in that tenant’s lease.

17.                               If tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with, Landlord’s instructions for their installation.  No tenant shall operate any television, radio, recorder or sound system in such a manner as to cause a nuisance to any other tenant of the Building.

18.                               Landlord will direct electricians as to where and how telephone, telegraph and electrical wires are to be introduced or installed.  No boring or cutting for wires will be allowed without the prior written consent of Landlord.  The location of burglar alarms, telephones, call boxes and other office equipment affixed to the premises shall be subject to the written approval of Landlord.

19.                               No tenant shall install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of the Building.  No tenant shall interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

20.                               No tenant shall lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its premises in any manner except as approved in writing by Landlord.  The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

21.                               No furniture, freight, equipment, materials, supplies, packages, merchandise, or other property will be received in the Building or carried up or down the elevators except between such hours and in such elevators as shall be designated by Landlord.

Landlord shall have the right to prescribe the weight, size and position of all safes, furniture, files, bookcases or other heavy equipment brought into the Building.  Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to distribute properly the weight thereof.

Business machines and mechanical equipment belonging to any tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the

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Building shall be placed and maintained by tenant, at tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration.  The persons employed to move such equipment in or out of the Building must be acceptable to Landlord.

22.                               No tenant shall place a load upon any floor of its premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law.  No tenant shall mark, or drive nails, screw or drill into, the partitions, woodwork or plaster or in any way deface its premises or any part thereof.

23.                               No tenant shall install, maintain or operate upon its premises any vending machines without the written consent of Landlord.

24.                               There shall not be used in any space, or in the public areas of the Building, either by any tenant or others, any hand trucks except those equipped with rubber tires and side guards or other such material-handling equipment as Landlord may approve.  No other vehicles of any kind shall be brought by any tenant into or kept in or about its premises.

25.                               Each tenant shall store all its trash and garbage within the interior of its premises.  No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city without violation of any law or ordinance governing such disposal.  All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord shall designate.

26.                               Canvassing, soliciting, distribution of handbills or any other written materials, and peddling in the Building are prohibited and each tenant shall cooperate to prevent the same.  No tenant shall make room-to-room solicitation of business from other tenants in the Building.

27.                               Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the Rules and Regulations of the Building.

28.                               Without the prior written consent of Landlord, no tenant shall use the name of the Building in connection with or in promoting or advertising the business of such tenant except as that tenant’s address.

29.                               Each tenant shall comply with all energy conservation, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

30.                               Tenant assumes any and all responsibility for protecting its premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the premises closed.

31.                               The requirements of each tenant will be attended to only upon application at the office of the Building by an authorized individual.  Employees of Landlord shall not perform any work or do anything outside of their regular duties unless under special instructions from Landlord, and no employees will admit any person (tenant or otherwise) to any office without specific instructions from Landlord.

32.                               All rules and regulations applicable to the Premises shall be applied uniformly to all similarly situated tenants within the Building.

33.                               Landlord reserves the right to make such other reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. provided that such revised or new regulation shall not materially or adversely increase Tenant’s obligations or decrease Tenant’s right under the Lease.  Each tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

34.                               Intentionally omitted.

35.                               Each tenant shall either provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting, or utilize chairs with carpet casters.  If any tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such excessive wear and tear shall be charged to and paid for by that tenant.

36.                               Each tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service to such tenant, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service but only to the extent Landlord’s consent is required with regard to such item of work or service.  This provision shall apply to all work performed in the Building, including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

37.                               Each tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to promptly.

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38.                               Each tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by its employees, agents, clients, customers, invitees and guests.

39.                               These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building.

40.                               Smoking of tobacco products (including, but not limited to, cigarettes, cigars, pipes or similar utensils) is expressly prohibited in the lobby, hallways, elevators, building entrances, restrooms, stairwells and common areas in and around the Building.  Tenant shall not permit any of its employees, agents, servants, licensees, contractors or invitees to smoke in those areas specified in the immediately preceding sentence.  Tenant further agrees either (i) to prohibit smoking within the Premises, or (ii) if smoking is permitted by Tenant within the Premises, to take, at Tenant’s sole expense, such steps (which steps may include, but not be limited to, installing exhaust equipment to supplement the Building’s heating, ventilation and air conditioning system) as shall be required by Landlord to avoid any infiltration of smoke from the Premises into the space of other tenants or the common areas in the Building.  Tenant further agrees that if Tenant shall have taken steps to reduce or eliminate infiltration of smoke into the space of other tenants, and, notwithstanding these steps, smoke from the Premises continues to be a nuisance to other tenants in the Building, then Landlord shall have the right to prohibit smoking in the Premises altogether.  Tenant acknowledges and agrees that (a) Landlord has the right under this paragraph to restrict and/or prohibit smoking in the Premises, (b) smoking in the Premises is not an absolute or inherent right of Tenant and (c) Landlord’s determination that smoking in the Premises must be abated shall be final.  To enable smokers to have an area outside of the Building in which to smoke, the Landlord shall designate from time to time specific areas where smoking is permitted, to the extent permitted by applicable laws and regulations.  Smokers are required to keep all designated smoking areas clean, attractive and free of litter.  In order to comply with present or future laws, regulations or guidelines of governmental entities relating to workplace health and safety, Landlord retains the right to further alter, move or eliminate such smoking areas from time to time and to establish regulations relating thereto as Landlord reasonably deems necessary or appropriate.

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EXHIBIT “B”

TYPICAL LEVEL FLOOR PLAN

[TO BE INSERTED]

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EXHIBIT “C”

OFFICE LEASE IMPROVEMENT AGREEMENT

This WORK LETTER AGREEMENT (“Work Letter”) is attached to and made part of that certain Office Lease (to which this Exhibit B is attached).  The terms, definitions and other provisions of the Lease are hereby incorporated into this Work Letter by reference.

In consideration of the execution of the Lease and the mutual covenants and conditions hereinafter contained, Landlord and Tenant agree as follows:

1.                                       On or before the Delivery Date, Landlord, at Landlord’s sole cost and expense, shall deliver the Premises to Tenant in a broom clean condition.  From and after the Delivery Date, Tenant and Tenant’s agents may enter the Premises in order to perform the Work (as hereinafter defined).  Tenant agrees that any such entry into and occupation of the Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except as to the covenant to pay Rent or any other charges due under the Lease, and further agrees Landlord shall not be liable in any way for any injury, loss or damage which may occur to any of Tenant’s work and installations made in the Premises or to properties placed therein, except to the extent caused by Landlord’s negligence.

2.                                       The Work shall be constructed by Tenant utilizing materials and construction methods at least equal in quality to “Building Standard” improvements described in attached Exhibit C-1 and in accordance with the provisions hereof.  On the terms and conditions set forth in Section 11 below, Landlord will provide Tenant a construction allowance (the “Allowance”) of up to $1,051,400.00 (i.e., $40.00 per rentable square foot in the Premises) for Tenant’s use in performing the Work.  Any portion of the Allowance not exhausted by the cost of the Work, but in no event more than $183,995.00 (i.e., $7.00 per rentable square foot of the Premises), shall be available to Tenant for reimbursement of the cost of any architectural and engineering for data cabling, project management fees and the installation of furniture, fixtures and/or equipment, as and when requested by Tenant provided Tenant delivers invoices documenting the actual cost of the foregoing on or before the expiration of the fourth (4th) month following the Commencement Date.  Any unused portion of the Allowance remaining after such reimbursement shall not be funded by Landlord, with Tenant releasing any and all rights thereto.  Any costs and expenses for the Work in excess of the Allowance shall be paid solely by Tenant.

The term “costs” or “cost” of the Work as used herein shall include, but not be limited to, the total cost of construction of the Work, including, without limitation, architectural & design fees, engineer fees, construction management fees, cost of labor, materials, contractor’s fees, costs incurred in obtaining approvals from any governmental authority, permitting costs.

The term “Building Standard” or “Building standard” as used herein shall mean the standards, materials and specifications set forth by Landlord for construction of occupied tenant spaces within the Building, including but not limited to such items as partition standards and details, doors and door hardware, ceiling grid and tile, HVAC equipment and materials, light fixtures, carpet and flooring, sprinkler heads, sill finishes and signage.

3.                                       Landlord has approved those architectural plans and specifications prepared by  Idea Span (the “Architect”) dated June 14, 2004 schematic design, partition plans and layout, design development drawings and a complete set of construction drawings, all of which are based on the Building standards and adequate in detail for the construction of all improvement and finish items desired by Tenant (collectively, the “Work”). All modifications to the approved architectural plans shall comply with all governmental standards, regulations and requirements and shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, except with respect to items which impact Building systems or structure or which are visible from the Building’s exterior or common areas, in which event Landlord’s prior approval may be withheld in Landlord’s sole discretion) prior to the commencement of the Work.  Landlord shall use commercially reasonable efforts to respond to Tenant’s Plans within five (5) business days.  Such architectural plans and specifications as have been approved by Landlord, together with any modifications thereto approved by Landlord, are herein referred to as the “Plans”.  In the event Landlord disapproves of any revisions or modifications to the Plans, then Landlord and Tenant shall, in good faith, mutually attempt to resolve any disputes in a diligent and timely manner.  The Plans shall be filed with, and all necessary permits for the Work shall be obtained from, the appropriate governmental agencies, at Tenant’s expense, prior to commencement of the Work, and Landlord shall be provided with copies of such permits.  Upon completion of the Work, the Architect shall furnish to Landlord a complete set of the final Plans in a reproducible form such as mylars or sepias or disk, and shall execute and deliver to Landlord a written certification the (“Architect’s Certificate”) that the Premises have been completed, except for any punch list items set forth therein (the “Tenant Punchlist Items”), and that the Premises have been constructed substantially in accordance with the Plans.  The Tenant Punchlist Items shall be diligently completed by Tenant to Landlord’s satisfaction within a reasonable time following the delivery of the Architect’s Certificate, but in no event longer than sixty (60) days

4                                          Tenant utilizing Malone Construction Company, as its Designated Contractor, shall, at Tenant’s sole cost and expense and using commercially reasonable diligence, construct or install, or cause to be constructed and installed, in or upon the Premises, the Work in accordance with the Plans.  The Work shall be completed by Tenant:  (i) in accordance with the Plans in a good and workmanlike manner; (ii) in compliance with all applicable laws, ordinances, orders, rules, regulations and covenants of any state, federal, municipal and other agency or body, including, at Tenant’s sole cost and expense, obtaining all necessary permits, authorizations and approvals, (iii) without voiding any Building warranties (in the event any such warranties are so voided, Tenant shall indemnify Landlord for all costs, expenses, losses and liabilities incurred by Landlord as a result thereof); (iv) in such a manner so as not to unreasonably interfere with the use of the Building by other tenants thereof, with Tenant being required to schedule and

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coordinate all work by Tenant and Tenant’s contractors, sub-contractors, vendors and suppliers through Landlord in order to minimize any noise, disturbance, nuisance or interruption to the other tenants of the Building, with Landlord reserving the right to require disruptive work to be performed after Normal Business Hours; and (v) in accordance with Landlord’s construction rules and regulations for the Building, set forth on Exhibit “C-2” attached hereto. Landlord approves Tenant’s use of Stevens & Wilkinson & Stang & Newdow as its designated MEP Engineer for any mechanical, electrical (excluding low voltage items) and plumbing work associated with the Work. Landlord shall also have the right to reasonably (i) approve the work schedule of Tenant and Tenant’s contractors in the construction of the Work, (ii) approve Tenant’s move-in schedule for occupancy of the Premises upon completion of the Work, and (iii) inspect the Premises throughout construction of the Work.  Tenant shall carry, or cause its contractor to carry, insurance coverage in accordance with Exhibit “C-2” attached hereto. Upon Substantial Completion (as hereinafter defined) of the Work, a representative of Tenant and a representative of Landlord shall inspect the Premises and generate a list of “punch-list” items, if any, which punch list items Tenant agrees to complete within a reasonable time thereafter.  If Tenant fails to complete the Work by the scheduled Commencement Date (as the same may be extended pursuant to Section 3 of the Lease), all obligations under the Lease attributable to the Premises, including, but not limited to, Tenant’s obligations to pay Rent, shall nevertheless begin on the Commencement Date. The term “Substantial Completion” (or any grammatical variation thereof) shall mean that the Work is sufficiently complete so as to allow Tenant to occupy the Premises for the use and purposes intended without unreasonable disturbance or interruption as reasonably determined by Landlord.

5.                                       Landlord or its agent may attend any preconstruction and/or construction meetings with Tenant and the Architect or their representatives as Landlord shall deem necessary to inform the various parties of the minimum requirements for design and construction, to assure compliance with the terms of this Work Letter, to coordinate construction of the Premises or for any other reason deemed necessary by Landlord.

6.                                       Any approval by Landlord of, or consent by Landlord to, any plans, specifications or other items to be submitted to and/or reviewed by Landlord pursuant to this Lease shall be deemed to be strictly limited to an acknowledgment of approval or consent by Landlord thereto, and such approval or consent shall not constitute the assumption by Landlord of any responsibility for the accuracy, sufficiency or feasibility of any plans, specifications or other such items and shall not imply any acknowledgment, representation or warranty by Landlord that the design is safe, feasible, structurally sound or will comply with any legal or governmental requirements, with Tenant being responsible for all of the same.  The Work shall at all time remain the property of the Landlord, subject to Landlord’s rights as set forth in Paragraph 6 and Paragraph 12 of the Lease.

7.                                       The consent by Landlord to the construction of the Work by Tenant shall not be construed as any assumption by Landlord, either express or implied, of any liability of any nature against Landlord, the Premises, the Building or the Property for the payment of any labor performed or any materials furnished in connection with the construction or installation of the Work.  In the event any such claim for payment or any materialmen’s or mechanics’ liens are filed against Landlord, the Premises (including Tenant’s leasehold interest therein), the Building or the Property, then Tenant agrees to forthwith pay the same or cause such security therefore to be deposited for the payment and discharge of the same as may be reasonably required by Landlord.  Tenant further agrees that, upon completion of the Work, Tenant shall provide Landlord written lien releases from any and all contractors who have performed work in the Premises.  Tenant does hereby indemnify, agree to defend and save Landlord harmless from and against any and all claims, liabilities, damages and expenses (including reasonable attorney’s fees) suffered, paid or incurred by Landlord arising out of the construction and installation of the Work, including, specifically, the cost of any labor performed and materials furnished to Work.

8.                                       After commencement of the Work by Tenant, any changes or upgrades to the Plans in excess of $10,000 which impact the Building’s MEP systems, life safety system, HVAC systems or structural integrity shall be mutually agreed upon in writing by both Landlord and Tenant.  Upon approval thereof by both parties, Tenant shall make those changes which are mutually acceptable and submit the revised portions of the Plans to Landlord.  In connection with any such changes, Tenant may, upon request of Landlord, be required to deliver to Landlord evidence of financing or financial capability of Tenant sufficient to cover the excess cost, if any, resulting from such change order.  Any such changes shall be subject to Landlord’s approval as set forth in Section 3 above.  The additional cost of any such change orders shall be considered a cost of the Work.

9.                                       Notwithstanding anything provided in the Lease or herein to the contrary, in the event Tenant elects (with Landlord’s approval) to use materials other than Building Standard, Landlord shall have no obligation to provide services which are materially different from those provided for Building Standard improvements (including, without limitation, janitorial and cleaning services) for any non-Building standard improvements installed, constructed or used in the Premises.

10.                                 Upon completion of the connection of Tenant’s HVAC system to the Building’s HVAC systems, as part of the Work, Tenant shall be responsible for the cost to test and balance such system by Landlord’s designated testing and balancing engineer for the Building, which cost shall be deemed to be a part of the Work at costs similar to those charged for comparable Class A suburban office buildings in the metropolitan Atlanta, Georgia area.

11.                                 So long as this Lease is in full force and effect and no Event of Default exists(a “Failed Condition”), Landlord shall pay to Tenant in periodic installments, but in no event more than one installment every thirty (30) days, the Allowance toward the cost of the Work within fifteen (15) business days of the date at such time as Tenant delivers to Landlord:

(i)                                     Tenant’s invoice for payment;

(ii)                                  lien releases from all contractors performing any portion of the work comprising the Work which is the subject of the then current installment;

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(iii)                               the Architect’s Certificate, as limited to the Work which is the subject of the then current installment;

(iv)                              invoices, receipts and other evidence reasonably required by Landlord to evidence the cost of the Work which is the subject of the then current installment;

(v)                                 evidence that Tenant has procured and paid for all permits, licenses and authorizations required by all applicable governmental authorities relating to the Work which is the subject of the then current installment; and

 (vi)                           a certified written statement from the Tenant certifying to Landlord that upon Tenant’s receipt of the Allowance, all costs relating to the Plans and the Work which is the subject of the then current installment shall have been paid in full.

Notwithstanding the foregoing to the contrary, ten percent (10%) of the Allowance (which retainage shall be reduced to 5% upon 90% completion of the Work) may be held back and not funded by Landlord in accordance with the foregoing until such time as Tenant delivers to Landlord (whether as part of the periodic installment process above or otherwise):

(i)                                     Tenant’s final invoice for payment;

(ii)                                  lien releases from all contractors performing any portion of the work comprising the Work (Tenant may charge the general contractor with the responsibility of collecting lien releases from its sub’s);

(iii)                               the final Architect’s Certificate;

(iv)                              a draw request from Tenant’s general contractor using the AIA or other customary format to evidence the cost of the Work;

(v)                                 evidence that Tenant has procured and paid for all permits, licenses and authorizations required by all applicable governmental authorities relating to the Work;

(vi)                              a certified written statement from the Tenant certifying to Landlord that upon Tenant’s receipt of the Allowance, all costs relating to the Plans and the Work shall have been paid in full.

In the event of a Failed Condition, all costs associated with the Work, the Plans and this Work Letter shall be payable by Tenant upon demand therefor until such Failed Condition is cured, together with all applicable late charges and interest applicable to the nonpayment of Rent hereunder.

In the event that Landlord fails to timely pay the Allowance (or any installment thereof) in accordance with this paragraph 11 and such failure continues for more than fifteen days following receipt of written notice for Tenant of such failure, then the unpaid amount of the Allowance shall be increased by a late charge to be paid by Landlord in an amount equal to five percent (5%) of the delinquent amount of the Allowance.

12.                                 Tenant shall have the right to revise any and all existing improvements located within the Premises and elevator lobbies outside the Premises as of the Delivery Date (excluding fixtures located in the bathrooms and mechanical rooms).  Landlord shall reimburse Tenant for all reasonable costs incurred by Tenant in connection with removal of existing wires located in the sleeve to the 6th floor of the Building.

13.                                 Landlord shall cause the repair or removal (or reimburse Tenant for the cost of such repair) of any items outside of the interior portion of the Premises required to be repaired or removed by any building inspector or official due to the fact that such items do not meet current building code requirements and are not otherwise considered “grandfathered” into previous code requirements.  Nothing, however, in this Paragraph 13 shall require Landlord to repair or remove (or reimburse Tenant for the cost thereof) any non-compliant items which are (a) considered “non-compliant” due to the nature of the Work or (b) an item which the Plans require to be removed or repaired as a part of the Work, regardless of such non-compliance.

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EXHIBIT “C-1”

BUILDING STANDARD FINISHES AND MATERIALS

PRESTON RIDGE

CARPET:	Shaw Design Series IV (or equivalent), 30 oz. solid cut pile, 100% Solutia LXI Type 6.6 Nylon fiber, installed direct glue.

BASE:	Roppe rubber cove base, 4” height, with wrapped corners.

PAINT:	Two coats of acrylic latex eggshell paint on walls, two coats of semi-gloss alkyd enamel on door frames.

*PARTITIONS:	Standard partitions are 25 ga. 3 5/8” studs on 24” centers with ½” sheetrock.
Rated partitions are 25 ga. 3 5/8” studs on 24” centers run to deck with type X sheetrock.

*DOORS:	Entry doors:	3’x8’10” flush wood doors, solid core 5 ply, quarter sliced mahogany with building standard mahogany stain.
	Interior doors:	Same as entry doors.
	Frames:	Hollow metal knock down frame with 2” casing.

*HARDWARE:	Entry doors:	Locksets: Schlage L9453 lockset in 626 finish.
Hinges: Hager ball bearing hinges.
Closer: LCN heavy duty closer.
	Interior doors:	Lock and passage sets: Schlage D10S and D53, in 626 finish.
Hinges: Hager standard hinges, US 26D
Wall stops: US 26D

*CEILINGS:	2x2 acoustical tile in 15/16” exposed white grid by Donne. Tile to be USG “Acoustone” Glacier 707 white, foil backed with Shadowline edge.

*SPRINKLERS:	Semi recessed pendent heads.

*LIGHTS:	2x4 two tube 12 cell parabolic lens fluorescent fixtures by Thomas. Day Brite model # 2P3GC232-26SL-277; sp 35 tubes.

*EXIT LIGHTS:	Cast aluminum housing, self contained emergency power pack for 90min. operation. Pure lead maintenance free battery. 277V, edge lit LED type.

*HVAC:	Perimeter slot diffusers served by PIU’s and interior 2x2 lay in perforated grille diffusers served by VAV’s.

*BLINDS:	1” horizontal mini blinds in building standard color.

Note:  items with an asterisk (*) indicate building requirement, all other items are optional.

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EXHIBIT “C-2”

RULES & REGULATIONS

The following states The Work and the Rules and Regulations governing construction work and construction practices at Childress Klein Properties owned or managed properties.

Before starting any construction projects, please read the information contained in this article thoroughly, sign and date the final page, and return it to Childress Klein Properties at 300 Galleria Parkway N.W., Suite 600; Atlanta, Georgia 30339; Attn: Tenant Finish Construction Manager.

1.                                       DEFINITIONS:

A.           The Work is defined as that service for which the Contractor has been retained.

B.             The Project is defined as the area or suite in which the work is to be performed.

C.             The Building is defined as the structure in which the Project is located.

D.            The Property is defined as the parcel of land on which the Building is located.

E.              The Building Operating Hours for construction are:  Monday-Friday  (7:00 a.m.-                            6:00 p.m.);  Saturday (8:00 a.m.-1:00 p.m.).

2.                                       CONSTRUCTION:

A.           The Contractor is required to make a pre-site survey reporting any existing damage within the site and common areas leading to the site, and furnish a copy to the Tenant Finish Construction Manager.  Childress Klein Properties must be notified in writing in advance of any work to be done before 7:00 a.m. or after 6:00 p.m. Monday through Friday or on a weekend or holiday.  Notification will be given utilizing a properly completed “Access Authorization” form submitted to Childress Klein Properties for approval.

B.             THE CONTRACTOR IS REQUIRED TO FURNISH CHILDRESS KLEIN PROPERTIES WITH AS-BUILT DRAWINGS AND ACKNOWLEDGES THAT PAYMENT WILL NOT BE MADE UNTIL THEY ARE RECEIVED BY CHILDRESS KLEIN PROPERTIES. The as-built drawings provided to Childress Klein Properties shall indicate all revisions to the Building systems (HVAC, electrical including panel directory, sprinkler, plumbing, fire, life safety, etc.) as well as the As-Built Finish Schedule.

All Contractors and sub-contractors must sign in with Building security at the Operations Control Center located in the loading dock of Tower 200 at the Galleria or at the security office next to loading dock of 999 Peachtree and provide proper identification before they will be provided access to project for deliveries and / or construction.  All Contractors and sub-contractors must comply with Childress Klein Properties access procedures.

C.             Childress Klein Properties must be notified in writing at least forty-eight (48) hours in advance of any work required to be done in the public space or common areas of the Building.  This work may not be done during Building Operating Hours without prior approval of Childress Klein Properties.

D.            Childress Klein Properties must be notified at least forty-eight (48) hours in advance of any work which would require a Contractor to enter a tenant suite other than the Project so that approval for such entry may be obtained from that tenant.  Permission to enter a tenant suite other than the Project will not be unreasonably withheld.  The Contractor shall be liable for any damage to the tenant suite including any of its furnishings and fixtures resulting from the work done.  Upon completion of the work or before the beginning of the next business day the tenant suite shall be restored to its prior condition.

E.              Childress Klein Properties must be notified in writing at least forty-eight (48) hours in advance of any work which would require the shutting down or affect the operation of any Building system (HVAC, electrical, domestic water lines, chilled water or condenser water lines, sprinkler, and life safety systems) so that adequate notice may be given to the tenants. This work may not be done during Building Operating Hours.

F.              Any work which will generate noise levels or odors unacceptable to Childress Klein

Properties or their tenants (including but not limited to coring of the concrete slabs, hammer drilling, varnishing doors, chipping up VCT, and sprinkler drain-down) may not be performed during Building Operating Hours (7:00 a.m. - 6:00

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p.m. Monday through Friday, and Saturday from 8 a.m. - 1:00 p.m.) without prior written approval of Childress Klein Properties.

G.             All Work shall be done in a professional and workmanlike manner with particular attention paid to any work which might inconvenience another tenant.

3.                                       DELIVERIES:

A.           Deliveries of material in a quantity no larger than one freight elevator cab trip can be made during the Building’s Operating Hours (7:00 a.m. until 6:00 p.m. Monday through Friday). Deliveries of materials in excess of one freight elevator cab trip must be made during hours other than the Building’s Operating Hours, and must be arranged in advance through Childress Klein Properties, and may involve reimbursement of security costs of $25.00 per hour.

B.             The Contractor is responsible for restoring the Property, Elevators and Building to its prior condition immediately following all deliveries.

C.             Building Standard Finishes (walls, flooring, and doors / frames) in all common areas must be protected from damage.

D.            The Contractor shall be held liable for any and all damage resulting from any delivery. Any damage shall be reported immediately to Childress Klein Properties and corrected in a timely manner acceptable to Childress Klein Properties.  Childress Klein Properties reserves the right to perform repairs and deduct expense from Contract sum.

E.              All deliveries must be received at the Project.  At no time shall any material be stored in any location other than the Project without the prior approval of Childress Klein Properties.  No hazardous materials may be stored in the Project at any time.

F.              Delivery vehicles must utilize the Loading Dock provided at the Building and vacate the space immediately upon completion of the delivery.  Drivers of vehicles should report to the Building Dockmaster, or Security Operations.

G.             All deliveries must utilize the service elevator.  At no time will the passenger elevator be used for deliveries.

4.                                       ELEVATOR USAGE:

A.           All workmen must use the service elevator.  At no time may workmen use a passenger elevator.

B.             The Contractor shall be liable for all costs incurred resulting from any damage done to the elevator (including the elevator cab finishes) due to the Contractor’s, employees, any of his sub-contractors, or vendors by over-loading, unbalanced loading or any other misuse of the elevator.  Damage must be reported immediately after it occurs.

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5.                                       DEBRIS/SURPLUS MATERIAL REMOVAL:

A.           Debris or surplus material will not be allowed to collect in the Project or in the Building.  Debris will not be allowed to be stockpiled on the floor.

B.             All debris shall be removed from the Property the same day it is removed from the Project unless it is placed in an on-Property trash receptacle.  Childress Klein Properties reserves the right to approve type, location, size, and pick-up schedule of all trash receptacles located on the property.  In no event may trash or debris from the Project be placed in a Building receptacle or another contractor’s trash receptacle without prior approval.  Charges for improper dumping will be deducted from Contract sum.  Debris or any material should not be “staged” in a building hallway or exit corridor.

C.             All organic debris resulting from workmen’s breaks or lunch shall be placed in a trash receptacle on the job site and removed daily.

6.                                       DEMOLITION:

A.           All construction material, finish material, fixtures, etc. in the Project are the property of Childress Klein Properties.  At no time shall any construction material, finish material, fixtures, etc. be removed from the Property without the prior approval of Childress Klein Properties.  Contractor shall coordinate with Tenant Finish Construction Manager and be responsible for the return of all unused materials to Building storage.

B.             Tenant spaces to be demolished will generally have temperature sensors and/or thermostats installed.  These temperature sensors or thermostats may control HVAC equipment servicing other suites.  When demolishing a tenant space, the Contractor will be responsible for ensuring that the temperature sensor or thermostat is not interrupted or otherwise adversely affected. When a thermostat is located on a wall to be demolished, the cable should be coiled and placed above the ceiling with sensor / thermostat intact. At no time shall a temperature sensor or thermostat be removed without the prior approval of Childress Klein Properties.  The Contractor will be responsible for any damage to or loss of temperature sensors or thermostats.

7.                                       MECHANICAL/ELECTRICAL/TELEPHONE ROOM ACCESS:

A.           Access to the Mechanical/Electrical/Telephone rooms is granted on an as needed basis.  The Contractor requiring access to these rooms must notify Childress Klein Properties twenty-four (24) hours in advance in order to generate a security pass to access the room. Once access is approved, a key will be made available to the person requesting access.  This key must be picked up in person at the Galleria Security office (Tower 200 Basement, or at the engineer’s office in Preston Ridge or Windward Fairways) on the day access is required.  To obtain a key you will be required to leave a picture ID such as a driver’s license, or a key acquisition card.  All keys must be returned by 5:30 p.m. on the same day they were checked out.

B.             Special Exception for Southern Bell:   Southern Bell employees will be allowed to check out a key to the Mechanical/Electrical/Telephone rooms without leaving their driver’s license only upon production of their Southern Bell identification and a valid Southern Bell work order indicating work is to be done on the floor for which access is requested.

8.                                       GENERAL:

A.           Contractor must provide Childress Klein Properties a forty-eight (48) hours notice prior to mobilizing to perform floor coring.  The work must occur outside of Building Operating hours before coring all floors must be x-rayed unless pre-approved by Childress Klein Properties.

B.             Contractor personnel must be appropriately clothed (shirts, pants and shoes) at all times while on the Property or in the Building.  Childress Klein Properties reserves the right to ask any worker it deems improperly attired to leave the Property.

C.             Contractor personnel may not eat or take breaks in the public areas (other than restaurants or designated eating areas) of the Building.

D.            Contractor personnel must park their personal vehicles in the following designated                 areas:

•                  Galleria 100 - Third (top) level of the parking deck.

•                  Galleria 200 - Levels E, F, or G (located below the loading dock level).

•                  Galleria 300 - Levels E, F, or G (located below the loading dock level).

•                  Galleria 700 - Top deck level.

•                  999 First Union Plaza - Loading dock level.

•                  Preston Ridge - Upper or side lot.

•                  Windward Fairways - Upper or side lot.

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E.              Contractor personnel must enter the Building through the loading dock entry.

F.              Contractor personnel shall not deface in any way the walls, ceilings, floors, fixtures, or furnishings in the Project or Building or on the Property.

G.             The Contractor shall be held liable for all damage done to the Property, Project or the Building by any of his personnel or subcontractors.  Any damage shall be reported immediately to Childress Klein Properties and corrected in a timely manner acceptable to Childress Klein Properties.

H.            While on the Property, all workmen shall conduct themselves in a professional manner.

I.                 Workmen shall use restrooms and drinking fountains only on the floor on which the Project is located unless another area is specified by Childress Klein Properties.

J.                All requests of and notifications to Childress Klein Properties shall be made by contacting Childress Klein Properties Tenant Finish Construction Manager at (770) 859-1200, Fax # (770) 859-1253.

K.            The Contractor recognizes that the Galleria complex is a non-smoking facility.  Contractor personnel will only be allowed to smoke in the buildings designated smoking areas.

L.              Contractor is responsible for security of Project and any stored tools and materials therein.  Childress Klein Properties will not be held responsible for any theft or vandalism that may occur.

M.         No radios or musical devices of any type shall be allowed on the Project.

N.            Contractor shall take precautions to avoid setting off the fire alarm system (i.e. sweeping, smoking, soldering, welding, in close vicinity of a smoke detector).

O.            Contractors are not to prop open any doors to secured areas or building stairwells or service elevator lobbies.

9.                                       PENALTIES:

A.           Any Contractor, sub-contractor or workman violating any of the above Rules and Regulations will be, at the discretion of Childress Klein Properties, removed from the Project and permanently barred from the Property.

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EXHIBIT “D”

TENANT LEASE ESTOPPEL CERTIFICATE

Landlord:	GERMANIA PROPERTY INVESTORS XXXIV, L.P., a Georgia limited partnership

Tenant:	,

Premises:

Area:	Sq. Ft.	Lease Date:

The undersigned Tenant under the above-referenced lease (the “Lease”) hereby ratifies the Lease and certifies to                                     (“Landlord”) as owner of the real property of which the premises demised under the Lease (the “Premises”) is a part, as follows:

1.                                       That the term of the Lease commenced on                           , 20         and the Tenant is in full and complete possession of the Premises demised under the Lease and has commenced full occupancy and use of the Premises, such possession having been delivered by Landlord and having been accepted by the Tenant.

2.                                       That the Lease calls for monthly Rent installments as outlined in Paragraph 4 of the Lease dated                        , and Tenant has made all monthly installments of Rent required to date.  The current monthly Net Rent is $              and the current monthly Expense Stop Rent is $                .

3.                                       That no advance rental or other payment has been made in connection with the Lease, except rental for the current month.  There is no “free rent” or other concession under the remaining term of the Lease (except for the abated Rent during the first twelve (12) months of the Term), and the Rent has been paid to and including                             , 20        .

4.                                       That a security deposit in the amount of $               is being held by Landlord, which amount is not subject to any set off reduction or to any increase for interest or other credit due to Tenant.

5.                                       That, to the Tenant’s actual knowledge, all obligations and conditions under said Lease to be performed to date by Landlord or Tenant have been satisfied, free of defenses and set-offs including all construction work in the Premises.

6.                                       That to the Tenant’s actual knowledge the Lease is a valid lease and in full force and effect and represents the entire agreement between the parties; that there is no existing default on the part of Landlord or the Tenant in any of the terms and conditions thereof and no event has occurred which, with the passing of time or giving of notice to both, would constitute an Event of Default, and that said Lease has:  (Initial One)

(    )                            not been amended, modified, supplemented, extended, renewed or assigned.

(    )                            been amended, modified, supplemented, extended, renewed or assigned as follows by the following described agreements:

7.                                       That the Lease provides for a primary term of                    months; the term of the Lease expires on the            day of                        , 20          ; and that:  (Initial One)

(    )                            neither the Lease nor any of the documents listed in Paragraph 6 (if any), contain an option for any additional term or terms.

(    )                            the Lease and/or the documents listed under Paragraph 6, above, contain an option for                    additional term(s) of                year(s) and                    month(s) (each) at a  rent to be determined as follows:

8.                                       That, to the Tenant’s actual knowledge, Landlord has not rebated, reduced or waived any amounts due from Tenant under the Lease, whether orally or in writing, nor has Landlord provided financing for, made loans or advances to, or invested in the business of Tenant.

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9.                                       That, to the Tenant’s actual knowledge, there is no apparent or likely contamination of the real property or the Premises by hazardous materials, and Tenant does not use, nor has Tenant disposed of, hazardous materials in violation of  environmental laws on the real property or the Premises.

10.                                 That, to the Tenant’s actual knowledge, there are no actions, voluntary or involuntary, pending against the Tenant under the bankruptcy laws of the United States or any state thereof.

11.                                 That this certification is made knowing that the Landlord is relying upon the representation herein made.

12.                                 The undersigned further acknowledges that:

(a)                                 Buyer or Buyer’s assignee is purchasing Landlord’s interest in the property which includes the     Premises and, in connection with that purchase, will be receiving an assignment of Landlord’s interest under the Lease;

(b)                                Landlord, Buyer and Buyer’s successors, agents and assigns (including, but not limited to subsequent purchasers, lenders and title insurers) will be relying upon each of the statements contained herein in connection with Buyer’s purchase of the property of which the Premises are a part and but for the assurances and agreements contained herein Buyer would not purchase the property of which the Premises are a part; and

Tenant:

a

Dated:	By:

Typed Name:

Title:

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EXHIBIT “E”

GENERAL CLEANING SPECIFICATIONS

The following service procedures will be performed as indicated:

OFFICES

Item	Procedure	Frequency

1.	Empty all wastebaskets and trash containers	Daily
2.	Replace trash liners	As needed
3.	Empty and damp wipe all ashtrays	Daily
4.	Dust all horizontal surfaces below 6’	Weekly
5.	Dust all vertical surfaces	Weekly
6.	Dust all high ledges, shelves, pictures, frames, blinds	Weekly
7.	Vacuum carpets (traffic lanes)	Daily
8.	Vacuum carpets (upright, reachable)	Weekly
9.	Close vacuum (tank vac)	Monthly
10.	Clean HVAC diffusers	Quarterly
11.	Spot clean partition glass	Daily
12.	Wash all partition glass - clean with squeegee	Quarterly
13.	Clean and sanitize drinking fountain	Daily
14.	Clean and sanitize telephones	Weekly
15.	Wipe down elevator doors	Weekly
16.	Clean and organize janitor’s closets	Daily
17.	Sweep and mop janitor’s closet floor	Monthly
18.	Remove staples from carpets	Weekly
19.	Spot clean doors, frames and hardware	Weekly
20.	Vacuum upholstery	Monthly
21.	Dust elevator doors	Daily
22.	Clean kitchen counter tops	Daily
23.	Clean kitchen sinks	Daily
24.	Wet mop and sweep vinyl composition tile	Daily
25.	Spray buff vinyl composition tile	Monthly
26.	Re-coat vinyl composition tile	Quarterly
27.	Strip and re-coat vinyl composition tile	Annually
28.	Sweep wood floors	Daily
29.	Damp spot mop wood floors	Daily
30.	Spray clean and buff wood floors	Weekly
31.	Sweep and mop stairwells	Weekly
32.	Spot clean stairwells	Daily
33.	Sweep and mop Emergency Exit	Weekly
34.	Spot clean Emergency Exit	Daily
35.	Clean Emergency Exit doors	Weekly

RESTROOMS

Item	Procedure	Frequency

1.	Empty all trash containers	Daily
2.	Spot clean all mirrors	Daily
3.	Clean and disinfect commodes, lavatories and urinals, inside and outside, clean commode seats, clean upper and lower sides using germicidal cleaner	Daily
4.	Clean all lavatory hardware and chrome fixtures	Daily
5.	Clean all wall tile with damp cloth around commodes, lavatories and urinals	Daily
6.	Wet mop all floors using germicidal detergent	Daily
7.	Refill all towel, tissue holders and soap dispensers	Daily
8.	Spot clean toilet partitions with germicidal cleaner	Weekly
9.	Spot scrub floors with band brush	Monthly
10.	Wash all restroom walls (ceiling to floor and partitions)	Monthly
11.	Clean air vents	Monthly
12.	Squeegee clean mirrors	Monthly

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ELEVATORS

Item	Procedure	Frequency

1.	Clean and polish finishes (brass, chrome, wood)	Daily
2.	Vacuum carpets	Daily
3.	Clean elevator tracks	Daily
4.	Dust elevator doors	Daily
5.	Clean carpets	As needed
6.	Steam extract carpets	As needed
7.	Edge vacuum carpets	Daily

BUILDING EXTERIOR

Item	Procedure	Frequency

1.	Police area around building, parking lot, shrubbery and dumpster pad	Daily
2.	Remove cigarette butts from sidewalk entrance	Daily
3.	Clean building first floor reachable atrium exterior glass inside and out	Weekly
4.	Polish entrance sign	Monthly
5.	Clean mailbox area	Daily
6.	Clean light bollard and front door entrance	Weekly
7.	Wash windows	Twice annually

ATRIUM AND ELEVATOR LOBBIES

Item	Procedure	Frequency

1.	Spot clean all entrance glass	Daily
2.	Polish all metal and wood trim	Daily
3.	Clean and polish building directory on each floor	Daily
4.	Vacuum all carpet	Daily
5.	Spot clean carpet	Daily
6.	Low dust	Weekly
7.	Dust walls within reach	Monthly
8.	Completely clean entrance door glass	Weekly
9.	Clean elevator carpet	As needed
10.	Damp mop hard surface floors	Daily
11.	Dust mop hard surface floors	Daily
12.	Clean ash urns in elevator lobbies	Daily

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EXHIBIT “F”

GUARANTY

IN CONSIDERATION OF, and as an inducement for the execution by GERMANIA PROPERTY INVESTORS XXXIV, L.P., a Georgia limited partnership (“Landlord”), of that certain Lease Agreement dated                     , 2004 (the “Lease”) between Landlord and NEENAH PAPER, INC., a Delaware corporation (“Tenant”), demising to Tenant a leasehold estate in and to space (the “Premises”) in that certain building known as Preston Ridge III, situated in Alpharetta, Georgia, the undersigned Guarantor (jointly and severally, the “Guarantor”) hereby unconditionally guarantees to Landlord (and its successors and assigns) the full and timely payment of all amounts owed by Tenant (or its successors and assigns) under the Lease, and further hereby unconditionally guarantees the full and timely performance and observance of all the covenants, terms, conditions and agreements therein provided to be performed and observed by Tenant (or its successors and assigns).  Guarantor hereby covenants and agrees to and with Landlord (and its successors and assigns) if Tenant (or its successors and assigns) should default in the payment of any such rent and any and all other sums and charges payable by Tenant (or its successors and assigns) under the Lease, or if Tenant (or its successors and assigns) should default in the performance and observance of any of the covenants, terms, conditions or agreements contained in the Lease, Guarantor will forthwith pay such rent and other sums and charges, and any arrears thereof, to Landlord (or its successors and assigns), and will forthwith faithfully perform and fulfill all of such terms, covenants, conditions and agreements, and will forthwith pay to Landlord (or its successors and assigns), all damages, costs and expenses that may arise in consequence of any default by Tenant (or its successors and assigns) under the Lease, including without limitation all reasonable attorneys’ fees, court costs, accounting fees, investigation costs and other disbursements incurred by Landlord (or its successors and assigns) or caused by any such default and/or by the enforcement of this Guaranty.

This Guaranty is an absolute and unconditional Guaranty of payment and of performance.  It shall be enforceable against Guarantor (and its successors and assigns) without the necessity of any suit or proceedings on Landlord’s part of any kind or nature whatsoever against Tenant (or its successors and assigns) and without the necessity of any notice of nonpayment, nonperformance or nonobservance of any notice of acceptance of this Guaranty, or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor (for Guarantor and Guarantor’s successors and assigns) hereby expressly waives.  Guarantor hereby expressly agrees that the validity of this Guaranty and the obligations of Guarantor hereunder shall in no way be terminated, affected, diminished or impaired by reason of the assertion or the failure to assert by Landlord against Tenant (or against Tenant’s successors and assigns) of any of the rights or remedies reserved to Landlord pursuant to the provisions of the Lease or by relief of Tenant from any of Tenant’s obligations under the Lease or otherwise by:  (a) the release or discharge of Tenant in any creditor’s proceedings, receivership, bankruptcy or other proceedings; (b) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy, or of any remedy for the enforcement of Tenant’s said liability under the Lease, resulting from the operation of any present or future provision of the Federal Bankruptcy Code, as amended from time to time, or any other statute, or from the decision in any court; or (c) the rejection or disaffirmance of this Lease in any such proceedings.

This Guaranty shall be a continuing guaranty and the liability of Guarantor shall in no way be affected, modified or diminished by reason of any assignment (except as set forth below), amendment, renewal, expansion, supplement, modification or waiver of, or change in, any of the terms, covenants, conditions or provisions of the Lease, or by reason of any extension of time that may be granted by Landlord to Tenant (or its successors or assigns) or a changed or different use of the Premises consented to in writing by Landlord and Tenant, its successors and assigns, whether or not notice thereof is given to Guarantor.

Guarantor expressly waives any and all defenses arising by reason of any amendment, modification, extension or renewal of the Lease, any failure to give notice of default, any failure to pursue potential remedies with due diligence, any failure to resort to other security or other remedies available to Landlord under the Lease, any failure of Landlord to take any action to terminate the Lease, or to take possession of and relet the Premises for Tenant’s account except as set forth in the Lease, and any and all defenses arising out of the guarantor-principal relationship, and the same shall not operate to release Guarantor from any of its undertakings as set forth herein.

Landlord’s consent to any assignment or assignments, and successive assignments by Tenant and Tenant’s assigns of the Lease, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor, except as specifically provided in the Lease or in conjunction with such assignment.

The assignment by Landlord of the Lease, and/or the avails and proceeds thereof, made either with or without notice to Guarantor, shall in no manner whatsoever release Guarantor from any liability as Guarantor hereunder.  The term “Landlord” as used herein shall be deemed to include Landlord’s successors and assigns.  Capitalized terms not herein defined shall have the meanings ascribed to such terms in the Lease.

All of Landlord’s rights and remedies under the Lease or under this Guaranty are intended to be distinct, separate and cumulative, and no such right and remedy therein or herein mentioned is intended to be in exclusion of or a waiver of any of the others.  The obligation of Guarantor hereunder shall not be released by Landlord’s receipt, application, release or compromise of security or other guarantees given for the performance and observance of covenants and conditions required to be performed and observed by Tenant under Lease, nor shall Guarantor be released by the maintenance of or execution upon any lien which Landlord may have or assert against Tenant and/or Tenant’s assets.

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Until all the covenants and conditions in the Lease on Tenant’s part to be performed and observed are fully performed and observed, Guarantor (a) shall have no right of subrogation against Tenant by reason of any payments or acts or performance by Guarantor in compliance with the obligations of Guarantor hereunder; (b) waives any right to enforce any remedy which Guarantor now or hereafter shall have against Tenant by reason of any one or more payment or acts or performance in compliance with the obligations of Guarantor hereunder; and (c) subordinates any liability or indebtedness of Tenant now or hereafter held by Guarantor to the obligations of Tenant to Landlord under the Lease.

This Guaranty, and Guarantor’s obligations hereunder, shall be governed by and construed under the laws of the State of Georgia, and all obligations of the parties hereto shall be performable in Fulton County, Georgia.

Guarantor represents and warrants that the value of the consideration received and to be received by Guarantor is reasonably worth at least as much as the liability and obligations of Guarantor hereunder, and such liability and obligations may reasonably be expected to benefit Guarantor directly or indirectly.

Notwithstanding anything herein to the contrary, this Guaranty shall terminate automatically without further acts by Guarantor or Lessor upon the occurrence of the Closing (as that term is defined in the Lease).  Notwithstanding anything herein to the contrary, following the Closing, the Guarantor shall have no liability under this Guaranty or the Lease whatsoever.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, Guarantor has executed this Guaranty under seal this          day of                             , 2004.

Signed, sealed and delivered in the presence of:	GUARANTOR:

KIMBERLY-CLARK CORPORATION, a Delaware corporation
Unofficial Witness

By:
Name:
Notary Public	Title:
My Commission Expires:	Tax ID#:

[Notary Seal]	Address for Notice Purposes:

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EXHIBIT “G”

PRESTON RIDGE III

LEGAL DESCRIPTION

OF PROPERTY

All that tract or parcel of land lying in and being in Land Lot 1 of the 1st District, 1st Section, Land Lot 1244 of the 2nd District, 1st Section, Land Lot 1261 of the 2nd District. 2nd Section, and Land Lot 910 of the 1st District, 2nd Section, Fulton County, City of Alpharetta, Georgia, and being more particularly described as follows:

Commence at the intersection of the northeasterly right-of-way of Preston Ridge Road(having a variable right-of-way), with the northwesterly right-of-way of North Point Parkway(having a 120 foot right-of-way) if the tangent of said right-of-way of Preston Ridge Road were projected to intersect with the projected arc of said right-of-way of North Point Parkway;

THENCE North 64 degrees 13 minutes 24 seconds West for a distance of 30.13 feet to a 1/2” rebar found on the Northerly right-of-way of Preston Ridge Road;

THENCE along the northerly right-of-way of Preston Ridge Road the following courses and distances;

THENCE North 64 degrees 13 minutes 24 seconds West for a distance of 82.78 feet to a 1/2” rebar found;

THENCE along a curve to the left having a radius of 560.87 feet and an arc length of 294.18 feet, being subtended by a chord of North 79 degrees 14 minutes 59 seconds West for a distance of 290.82 feet to a 1/2” rebar found;

THENCE South 85 degrees 43 minutes 27 seconds West for a distance of 243.38 feet to a 1/2” rebar found, said point being the POINT OF BEGINNING;

THENCE South 85 degrees 43 minutes 27 seconds West for a distance of 182.54 feet to a 1/2” rebar found;

THENCE along a curve to the left having a radius of 921.47 feet and an arc length of 381.95 feet, being subtended by a chord of South 73 degrees 50 minutes 59 seconds West for a distance of 379.22 feet to a 1/2” rebar found;

THENCE South 64 degrees 28 minutes 12 seconds West for a distance of 104.26 feet to a point;

THENCE North 16 degrees 14 minutes 08 seconds West for a distance of 442.21 feet leaving the northerly right-of-way of Preston Ridge Road to a point;

THENCE South 85 degrees 45 minutes 40 seconds West for a distance of 184.09 feet to a point;

THENCE North 03 degrees 46 minutes 46 seconds West for a distance of 345.98 feet to a point;

THENCE North 83 degrees 23 minutes 47 seconds East for a distance of 790.21 feet to 1/2” rebar found;

THENCE South 05 degrees 38 minutes 53 seconds East for a distance of 118.50 feet to a 1/2” rebar found;

THENCE South 44 degrees 28 minutes 48 seconds East for a distance of 203.17 feet to a 1/2” rebar found;

THENCE South 04 degrees 16 minutes 33 seconds East for a distance of 421.33 feet THE POINT OF BEGINNING

Said property contains 12.767 acres more or less.

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EXHIBIT “H”

INSURANCE

1.                                      COMMERCIAL GENERAL LIABILITY POLICY (1986 or later edition)

General Liability Limits:

$2,000,000	General Aggregate
$2,000,000	Products and Completed 0perations
$1,000,000	Personal and Advertising Injury
$1,000,000	Each Occurrence
$50,000	Fire Damage Limit (any one fire)
$5,000	Medical Expense Limit (any one person)

Said policy shall have a commercially reasonable deductible or Self Insured Retention.

2.                                      UMBRELLA / EXCESS LIABILITY

General Limits:

$1,000,000	Each Occurrence
$1,000,000	General Aggregate

3.                                      WORKERS COMPENSATION

The policy must comply with all statutory requirements

Employer’s Liability:

$100,000	Bodily injury by accident
$500,000	Policy limit by disease
$100,000	Bodily injury by disease each employee

4.                                      BUSINESS INTERRUPTION INSURANCE

This policy must equal to not less than twelve months of Rent payable by Tenant at the Premises pursuant to the terms of this Lease which insurance shall be issued on an “all risks” basis (or its equivalent).

5.                                      TENANT PROPERTY AND IMPROVEMENTS

The policy must cover all direct physical loss equal to 100% replacement cost of Tenant’s personal property, all improvements and alterations to the Premises, together with Tenant’s fixtures and equipment.

All of said policies shall: (i) name Landlord, Landlord’s agent and Childress Klein Properties, Inc., together with their respective affiliates, as additional insureds and insure Landlord’s contingent liability under this Lease (except for the worker’s compensation policy, which shall instead include a waiver of subrogation endorsement in favor of Landlord), (ii) be issued by an insurance company licensed to do business in the State of Georgia which is acceptable to Landlord and rated at least “A VIII” by A.M. Bests Rating Guide, and (iii) provide that said insurance shall not be canceled unless thirty (30) days prior written notice shall have been given to Landlord and Landlord’s property manager at the following address:                                                                                    .  Said policies or certificates thereof shall be delivered to Landlord and Landlord’s property manager by Tenant upon commencement of the term of the Lease and upon each renewal of said insurance.

1

EXHIBIT “I”

SPECIAL STIPULATIONS

Special Stipulation Number 1.                             Abatement of Rent.

Notwithstanding anything to the contrary, Net Rent and Expense Stop Rent shall be conditionally abated from the period commencing on the Commencement Date and through and until the end of the 12th full calendar month thereafter (“Rent Start Date”).  Commencing upon the Rent Start Date, Tenant shall make Net Rent and Expense Stop Rent payments as otherwise provided in the Lease.  Notwithstanding such abatement of Net Rent, Expense Stop Rent and all other sums due under the Lease, any increases in Net Rent and Expense Stop Rent set forth in the Lease shall occur on the dates scheduled therefor but the Tenant shall not be responsible for the payment of such increases until the Rent Start Date.  The abatement of Net Rent and Expense Stop Rent provided for in this provision is conditioned upon the Tenant not being in an Event of Default .  If at any time during the Term an Event of Default by Tenant occurs, then the abatement of Net Rent and Expense Stop Rent provided for in this provision shall be voided during the period while such Event of Default remains uncured, and during such period, Tenant shall pay to Landlord, in addition to all other amounts due to Landlord under this Lease, the full amount of all Net Rent and Expense Stop Rent which would have otherwise been due but for the abatement provided for in this Special Stipulation Number 1.  Under no circumstances shall Tenant be obligated to reimburse Landlord for previously abated Rent.

Special Stipulation Number 2.                             Option to Renew:

A.           Following the Commencement Date and thereafter during the Term (excluding any holdover period), so long as, both as of the exercise date and as of the first day of the Extended Term (as hereinafter defined), the Lease is in full force and effect (provided that Tenant’s exercise of its right to renew this Lease shall not be forfeited pursuant to Landlord’s actions rendering the Lease not in full force and effect) and, both as of the exercise date and the first day of the Extended Term, no Event of Default exists, Landlord hereby grants to Tenant two (2) options to extend the Term with respect to all but not any lesser portion of the Premises for successive periods of five (5) years each (each “Extended Term”), beginning immediately upon the expiration of the Term for the first Extended Term and beginning immediately upon the expiration of the first Extended Term for the second Extended Term, such options to be exercised by Tenant giving written notice of its exercise to Landlord in the manner provided in this Lease at least twelve months (12) months prior, but not more than fifteen (15) months prior, to the expiration of the Term for the first Extended Term and the expiration of the first Extended Term for the second Extended Term.  Time is of the essence with respect to the foregoing.  Tenant may not exercise the option for the second Extended Term unless it exercised the option for the first Extended Term.

B.             Net Rent for the Extended Term shall be ninety-five percent (95%) of the prevailing market rate (the “Prevailing Market Rate”) for net effective rental calculated on a per square foot basis for comparable renewal leases during the Extended Term covering the Building and comparable class A suburban office buildings comparable to the Building (as adjusted for any variances between such buildings and the Building and as adjusted for other relevant factors, including, but not limited to, size of space, location of space within the building, signage rights, age, location and quality of building, length of term, credit standing of tenant, tenant improvement contributions, leasing commissions and rent concessions) located in the immediate market area of the Building, not to exceed a three mile radius therefrom (hereinafter referred to as the “Market Area”).

C.             Landlord shall, within twenty (20) days after the receipt of Tenant’s notice of exercise, notify Tenant in writing of Landlord’s reasonable determination of the Prevailing Market Rate for the Premises for the Extended Term.  Thereafter, Tenant shall have ten (10) business days from its receipt of Landlord’s notice to notify Landlord in writing that Tenant does not agree with Landlord’s determination of the Prevailing Market Rate.  If Tenant fails to object as aforesaid, Landlord’s determination shall be deemed to be the Prevailing Market Rate for the Extended Term.  Upon receipt of Tenant’s objection, Landlord and Tenant shall meet for a period of ninety (90) additional days (the “Negotiation Period”) to negotiate the Prevailing Market Rate, with each acting in good faith.  If such negotiations are successful, the rate so negotiated by the parties will be deemed to be the Prevailing Market Rate for the Extended Term.  If such negotiations are not successful, the Prevailing Market Rate will be determined in accordance with the following arbitration procedure:

Within five (5) days after the expiration of the Negotiation Period, Tenant shall notify Landlord of Tenant’s selection of a real estate broker who shall act on Tenant’s behalf in determining the Prevailing Market Rate.  Within five (5) days after Tenant delivers its notice to Landlord as set forth above, Landlord shall notify Tenant of Landlord’s selection of a real estate broker who shall act on Landlord behalf in determining the Prevailing Market Rate.  Within twenty (20) days after the selection of Tenant’s and Landlord’s broker, the two (2) brokers shall render a joint written determination of the Prevailing Market Rate, which joint determination shall be final, conclusive and binding for the Extended Term.  If the two (2) brokers are unable to agree upon a joint written determination within said twenty (20) day period, the two brokers shall select a third broker within such twenty (20) day period and shall each submit a determination of the Prevailing Market Rate to such third broker.  In the event the two brokers cannot agree on a third, Landlord or Tenant may request that the local chapter of the Board of Realtors appoint a party to act as the third broker.  Within ten (10) days after the appointment of the third broker, the third broker shall render a written determination of the Prevailing Market Rate, which must be either the Landlord’s broker’s determination as submitted or the Tenant’s broker’s determination as submitted, but no other amount and no compromise between the two, with the third broker’s determination being final, conclusive and binding on both parties.  All brokers selected or appointed in accordance with this subparagraph shall have at least ten (10) years prior experience in the commercial office leasing market of the Market Area.  If either Landlord or Tenant fails or refuses to select a broker, the other broker shall alone determine the Prevailing Market Rate.  Landlord and Tenant agree that they shall be bound by the determination of Prevailing Market Rate pursuant to this paragraph.  Landlord shall bear the fee and expenses of its broker; Tenant shall bear the fee and expenses of its broker; and Landlord and Tenant shall share equally the fee and expenses of the third broker, if any.

D.  Notwithstanding anything to the contrary contained herein, in the event the Prevailing Market Rate determined in accordance with subsection C above is less than the rate payable upon the expiration of the initial Term (or the first Extended Term, as applicable) of the Lease, the Prevailing Market Rate will be automatically adjusted to be the annual Net Rent in effect during the last year of the Term subject to the same rate of escalation as was in place during the initial Term (or the first Extended Term, as applicable).  The Prevailing Market Rate determined in accordance with this Special Stipulation Number 2 shall be final, binding and conclusive upon the parties and such determination shall not be subject to dispute or challenge in court or otherwise.

E.              Except for the Net Rent, which shall be determined as set forth above, leasing of the Premises by Tenant for the Extended Term shall be subject to all of the same terms and conditions set forth in this Lease, including, but not limited to, the same Expense Stop; provided, however, that any construction provisions, improvement allowances, rent abatements or other concessions applicable to the Premises during the initial Term shall not be applicable during the Extended Term (unless otherwise mutually acceptable to both Landlord and Tenant in the sole discretion of each at the time Tenant exercises its option to extend).  Landlord and Tenant shall enter into an amendment to this Lease to evidence Tenant’s exercise of this extension option.  If this Lease is guaranteed now or at any time in the future, Tenant simultaneously shall deliver to Landlord an original, signed reaffirmation of each guarantor’s guaranty, in form and substance acceptable to Landlord.

F.              These options to extend the Term are personal to Neenah Corporation, a Delaware corporation, may not be exercised by any party other than Neenah Corporation, a Delaware corporation or a Permitted Affiliate or Permitted Successor and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or a part of the Premises.

Special Stipulation Number 3.  Right of Refusal.

A.  Following the Commencement Date and thereafter during the initial Term (excluding any Extended Terms or holdover period), so long as the Lease is in full force and effect (provided that Tenant’s Right of Refusal shall not be forfeited pursuant to Landlord’s actions rendering the Lease not in full force and effect) and both at the time of Landlord’s Offer (as hereinafter defined) and as of the effective date of the expansion to include the Refusal Space (as hereinafter defined) if applicable, no Event of Default exists, Landlord hereby grants to Tenant a Right of Refusal (the “Right of Refusal”) to expand the Premises to include additional space subject to the terms and conditions set forth herein.

B.  After Landlord has received a “bona-fide” offer to lease space (the “Refusal Space”) which is limited to space on the fifth (5th) floor of the Building by a third party prospective tenant (as determined by Landlord) and which Landlord is willing to accept in its sole discretion (the “Third Party Offer”), Landlord shall not lease to such third party tenant the Refusal Space without first offering (the “Offer”) Tenant the right to lease such Refusal Space as set forth herein.  As used herein, a “bona-fide” offer to lease space shall mean a signed written offer (by Tenant or Tenant’s representative) to lease any portion of the Refusal Space to a third party, setting forth all of the material terms of such proposed lease, and which the Landlord tends to accept, but shall not include any proposed assignment, sublease or re-let of all or any portion of the Refusal Space by renewal, extension, or renegotiation by either (i) a current tenant existing as of the date hereof currently occupying any of the Refusal Space, or (ii) a future tenant arising in the event that Landlord leases any or all of the Refusal Space to such tenant following Tenant’s decline or failure to exercise this Right of Refusal with respect to such Refusal Space.

C.  The Offer shall contain (i) all terms and conditions of the Third Party Offer; (ii) the date on which Landlord expects the Refusal Space to become available; (iii) the increase in Tenant’s operating expense percentage, and (iv) such other provisions as Landlord may reasonably include (collectively, the “Proposed Terms”) and which have been agreed to in writing by the proposed third party tenant.  Upon receipt of the Offer, Tenant shall have the right, for a period of ten (10) business days after receipt of the Offer, to exercise the Right of Refusal by giving Landlord written notice that Tenant desires to lease the Refusal Space upon the same terms and conditions contained in this Lease (as modified by the Offer); provided, however, that any construction provisions, improvement allowances, rent abatements (such as that granted in Special Stipulation Number 1 but excluding abatements applicable for casualties or service interruptions) or other concessions applicable to the Premises shall not be applicable to the Refusal Space unless expressly included in the Offer.  Time is of the essence with respect to the foregoing.  The term of the Lease with respect to the Refusal Space shall be coterminous with the Term of the Lease, unless otherwise provided in the Offer.

D.  If, within such ten (10) business day period, Tenant exercises the Right of Refusal, then Landlord and Tenant shall amend the Lease within an additional ten (10) business day period (provided however that such 10 day period shall be extended for such longer period so long as Tenant is diligently negotiating the amendment, but in no event shall such time period exceed thirty (30) days) to include the Refusal Space subject to the same terms and conditions as the Lease, as modified by the terms and conditions of the Offer; provided, however, that any construction provisions, improvement allowances, rent abatements (as provided and qualified above) or other concessions applicable to the Premises shall not be applicable to the Refusal Space unless expressly included in the Offer.  If this Lease is guaranteed now or at anytime in the future, and such Guaranty is still in effect at the time of the effective date of Tenant’s lease of the Refusal Space, Tenant simultaneously shall deliver to Landlord an original, signed, and notarized reaffirmation of each Guarantor’s personal guaranty, in form and substance acceptable to Landlord.

E.  If, within such ten (10) business day period, Tenant declines or fails to exercise the Right of Refusal or within the additional ten (10) business day period provided above (as same may be extended as provided above), Tenant fails to sign an amendment to include the Refusal Space, Landlord shall then have the right to lease the Refusal Space to the third party that was subject to the Offer provided that the financial terms thereof are not materially more favorable than the financial terms of the Proposed Terms offered to Tenant (if such standard is not met, the provisions hereof will again be triggered requiring Landlord to deliver a notice of the Proposed Terms as modified by such materially more favorable financial terms whereupon the offer and response process described herein shall begin again).  Financial terms and conditions that in Landlord’s reasonable discretion are less than ninety percent (90%) of the financial terms offered to Tenant as part of the Proposed Terms shall be considered to be “materially more favorable” for purposes of this Right of Refusal.  If Tenant so declines or so fails to exercise, this Right of Refusal shall terminate and be of no further force and effect until such time as Landlord has received another Third Party Offer  to lease any of the Refusal Space.

F.  This Right of Refusal is personal to Neenah Corporation, a Delaware corporation, may not be exercised by any party other than Neenah Corporation, a Delaware corporation  or a Permitted Affiliate or Permitted Successor and shall become null and void upon the occurrence of an assignment of the Lease or a sublet of all or a part of the Premises.

EXHIBIT J

ARBITRATION

Whenever in Section 19(d) of the Lease it is provided that a dispute may be resolved by arbitration, the arbitration shall be conducted in Atlanta, Georgia, as provided in this Exhibit J.  The party desiring such arbitration shall give written notice thereof to the other specifying the dispute to be arbitrated.  Within ten (10) days after the date on which the arbitration procedure is invoked as provided in this Lease, each party shall appoint an experienced arbitrator and notify the other party of the arbitrator’s name and address.  The two arbitrators so appointed shall appoint a third experienced arbitrator.  If the three arbitrators to be so appointed are not appointed within twenty (20) days after the date the arbitration procedure is invoked as provided in this Lease, then the arbitrator or arbitrators, if any, who have been selected shall proceed to carry out the arbitration.  The arbitrator(s) selected shall furnish Landlord and Tenant with a written decision within ten (10) days after the date of selection of the last of the arbitrators to be so selected. Any decision so submitted shall be signed by a majority of the arbitrators, if more than two have been selected.  If only two arbitrators have been selected and they are unable to agree, then either Landlord or Tenant shall be entitled to apply to the presiding judge of the Superior Court of Fulton County, Georgia (“Court”) for the selection of a third arbitrator who shall be selected from a list of names of experienced arbitrators submitted by Landlord or from a list of names so submitted by Tenant, as the case may be, unless both Landlord and Tenant submit lists of names, in which case the Court, in its sole discretion, shall select the arbitrator from the lists.  In designating arbitrators and in deciding the dispute, the arbitrators shall act in accordance with the Commercial Rules of Arbitration and the Real Estate Valuation Arbitration Rules then in force of the American Arbitration Association, subject, however, to such limitations as may be placed on them by the provisions of this Lease.  The decision of the arbitrators shall be final and binding upon the parties, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

 The obligation of Landlord and Tenant to submit a dispute to arbitration is limited to disputes arising under Section 19(d) of the Lease which specifically permits arbitration.  Neither party shall be in default under the Lease with respect to any provision hereof during the time period commencing as of the date the arbitration procedure hereunder is invoked and ending on the date of resolution by the arbitrators; provided, however, that during said period each party shall continue to make all payments of money required by this Lease and shall otherwise perform all duties and obligations to be performed by such party under this Lease and, with respect to the issue under arbitration, shall maintain the status quo.

EXHIBIT “K”

SNDA

This instrument was prepared by

and upon recordation should be

returned to:

SUBORDINATION, NON-DISTURBANCE & ATTORNMENT AGREEMENT

THIS SUBORDINATION, NON-DISTURBANCE & ATTORNMENT AGREEMENT (“Agreement”) made and entered into this              day of                             , 19        , by and among                                                   ,  a                                                         , whose mailing address is                                                                                      (the “Landlord”),                                                 , a                                                 , whose mailing address is                                                                                            (the “Tenant”), and STATE FARM LIFE INSURANCE COMPANY, an Illinois corporation, whose mailing address is One State Farm Plaza, Bloomington, Illinois  61710 (“State Farm”);

WITNESSETH:

WHEREAS, Landlord and Tenant have heretofore entered into a certain lease (the “Lease”) dated                                   , 19           with respect to and governing the terms of Tenant’s use and occupancy of all or a portion of certain real estate and improvements legally described on Exhibit A attached hereto and made a part hereof (the “Premises”) ; and

WHEREAS, State Farm, in connection with its loan to Landlord in the principal amount of                      (the “Loan”), which is secured by a Mortgage and Security Agreement executed by Landlord to and in favor of State Farm (the “Mortgage”) constituting a first lien upon and encumbering the Premises, and further secured by an Assignment of Rents and Leases executed by Landlord to and in favor of State Farm (the “Assignment of Rents and Leases”) assigning to State Farm all leases of and all rents derived from the Premises, has required the execution of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and in consideration of the sum of One Dollar ($1.00) by each of the parties hereto paid to the other, receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, stipulate and agree as follows:

1.                                       The Lease, and any and all modifications thereof and amendments thereto, all of Tenant’s rights thereunder and Tenant’s leasehold interest and estate in the Premises shall be and are hereby made junior, inferior, subordinate and subject in all respects to the lien and encumbrance of the Mortgage on the Premises and to the lien and encumbrance of all renewals, modifications, consolidations, replacements and extensions of the Mortgage, to the full extent of the principal sum secured thereby, all interest thereon and all other sums due or hereafter becoming due thereunder.

2.                                       Tenant agrees that it shall promptly deliver or mail to State Farm a copy of each written notice given by Tenant to Landlord of a default by the Landlord under the Lease.  Tenant further agrees that if, within the time provided in the Lease to cure defaults thereunder, State Farm, at its option, shall elect to perform or cause to be performed the obligations with respect to which Landlord is in default under the Lease, as specified in such written notice, any right of Tenant to terminate the Lease by reason or on account of such default of Landlord shall cease and be null and void.

3.                                       Tenant is advised and hereby acknowledges that the Mortgage, Assignment of Rents and Leases and other documents which evidence and secure the Loan (collectively the “Loan Documents”) grant and provide to State Farm the right to collect rents and other sums payable under the Lease (collectively, the “Rents”) directly from Tenant upon the occurrence of an Event of  Default by Landlord under the Loan Documents; Landlord and Tenant hereby agree that upon Tenant’s receipt from State Farm of written notice of the occurrence of any Event of Default by Landlord under the Loan Documents, Tenant shall thereafter pay all Rents directly to State Farm (or as State Farm shall direct). Landlord joins in this Agreement to confirm to Tenant that payment of rents in such fashion is consented to and approved for all purposes under the Lease, and that payment by Tenant to Lender instead of Landlord shall not result in or be construed to be a default under the Lease.

4.                                       State Farm agrees that in the event it should become necessary for State Farm to foreclose the Mortgage, and provided that Tenant is not in default of its obligations under the Lease, Tenant shall be entitled to continue in possession of the Premises undisturbed.  State Farm further agrees that unless required by law, State Farm will not join Tenant as a defendant in any such foreclosure proceedings, and if such joinder is required by law, State Farm will not seek to terminate the Lease or Tenant’s possession of the Premises.

5.                                       It is further agreed that in the event State Farm should succeed to the interest of the Landlord under the Lease, State Farm agrees to be bound to the Tenant under the Lease.  The Tenant agrees from and after such event to attorn to State Farm. From the date of acquisition, Tenant shall have the same rights and remedies against and obligations to State Farm that Tenant has against and to the prior Landlord for any default that is in existence and continues beyond the date of acquisition (a “Continuing Default”).  However, State Farm shall not be:

(a)                                  liable for the consequences of any act or omission of the prior Landlord that occurred prior to State Farm’s acquisition, except with regard to a Continuing Default;

(b)                                 subject to any offsets or defenses which the Tenant might have against the prior Landlord, for acts, omissions, or defaults which occurred prior to State Farm’s acquisition, except with regard to a Continuing Default;

(c)                                  bound by any rent or additional rent which the Tenant might have paid in advance for more than one month;

(d)                                 bound by any amendment or modification of the Lease made after the date of this Agreement without State Farm’s prior written consent; or

(e)                                  liable for any security deposit, unless actually received by State Farm from the prior Landlord.

6.                                       Tenant agrees that notwithstanding anything to the contrary contained in this Agreement, in the Lease or in any other instrument, any interest of the Tenant in or under any option to purchase or right of first refusal to purchase the property of which the Premises are a part of, or with respect to all or any part of the Premises is hereby specifically subordinated to the rights of State Farm under the Mortgage and other Loan Documents and such option to purchase or right of the first refusal shall not be binding upon State Farm, its successors and assigns.

7.                                       This Agreement shall be binding upon and inure to the benefit of the parties hereto and shall also bind and benefit the heirs, legal representatives, successors and assigns of the respective parties hereto, and all covenants, conditions and agreements herein contained shall be construed as running with the title to the land comprising the Premises.

8.                                       Landlord and Tenant hereby waive to the fullest extent permitted by applicable law, the right to trial by jury in any action, proceeding or counterclaim filed by any party, whether in contract, tort or otherwise relating directly or indirectly to this Agreement or any acts or omissions of the Landlord and Tenant in connection therewith or contemplated thereby.

IN WITNESS WHEREOF, the parties hereto have caused these presents to be executed as of the day and year first above written.

[Witnesses, if required]	[Signature block for Landlord]

[Witnesses, if required]	[Signature block for Tenant]

[Witnesses, if required]	STATE FARM LIFE INSURANCE COMPANY,
an Illinois corporation
By:
Its:
By:
Its:
Address:
One State Farm Plaza
Bloomington, Illinois 61710
Corporate Law-Investments E-8
Attn: (Name of Attorney)
[Appropriate Acknowledgments for each of
Landlord, Tenant and State Farm
sufficient for recording purposes]